Amendment No. 1 to Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
To prospectus dated September 16, 2014	Registration Statement No. 333-198872

90,000,000 Shares of Common Stock

This Amendment No. 1 to Prospectus Supplement No. 1 is intended to supersede and replace Prospectus Supplement No. 1 which was filed on November 6, 2014.

This Amendment No. 1 to Prospectus Supplement No. 1 modifies, supersedes and supplements information contained in, and should be read in conjunction with the prospectus, dated September 16, 2014 related to the resale of up to 90,000,000 shares of common stock of Rich Pharmaceuticals, Inc. (“we” or the “Company”), par value $0.001 per share, issuable to Macallan Partners, LLC (“Macallan”) pursuant to that certain investment agreement between the Company and Macallan dated August 12, 2014 (the “Macallan Investment Agreement”). The Macallan Investment Agreement permits us to “put” up to $4,000,000 in shares of our common stock to Macallan over a period of up to thirty-six (36) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by Macallan. Macallan is deemed an underwriter for our common stock.

This Amendment No. 1 to Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the prospectus and related supplements.  Any information that is modified or superseded in the prospectus, as so supplemented, shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this prospectus supplement.

Our common stock is quoted on the OTCBB under the ticker symbol “RCHA.” On September 15, 2014, the closing price of our common stock was $0.05 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus Is: October 30, 2014

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Rich Pharmaceuticals, Inc. (referred to herein as the “Company,” “Rich,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Overview

We were incorporated under the laws of the State of Nevada on August 9, 2010 under the name “Nepia Inc.” From August 9, 2010 to July 18, 2013, the Company was in the business of developing, manufacturing, and selling small boilers aimed at farmers primarily in Southeast Asia. Beginning on July 19, 2013, the Company acquired bio-pharmaceutical intellectual property for the treatment of acute myeloid leukemia (AML) and is entering into Phase II clinical trials. The goal is to perfect this indication for marketing purposes for distribution world-wide. On August 26, 2013, as a consequence of our new business direction, the Company changed its name to Rich Pharmaceuticals, Inc. (“Rich” or “the Company”).

Investment Agreement with Macallan

On August 12, 2014, we entered into an investment agreement with Macallan Partners, LLC, a Delaware limited liability company (“Macallan”). Pursuant to the terms of the Macallan Investment Agreement, Macallan committed to purchase up to $4,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a drawdown notice (“Drawdown Notice”) to Macallan which states the dollar amount that we intend to sell to Macallan on a date specified in the drawdown notice (“Drawdown Amount”). The maximum amount that the Company shall be entitled to drawdown to Macallan shall be two hundred percent (200%) of average daily trading volume (U.S. market only) of the Common Stock during the ten (10) days preceding the Drawdown Notice, so long as such amount does render the Investor a holder of more than 4.99% of the outstanding Shares of the Company. The purchase price per share to be paid by Macallan shall be calculated as a thirty five percent (35%) discount to the lesser of: (1) the lowest traded price of the Company Common Stock during the ten (10) consecutive trading days prior to the date the Drawdown Notice was submitted or (2) the closing bid price on the day before the Drawdown Notice is submitted. We initially reserved 100,000,000 shares of our common stock for issuance under the Macallan Investment Agreement.

In connection with the Macallan Investment Agreement, we also entered into a registration rights agreement with Macallan, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering 90,000,000 shares of our common stock underlying the Macallan Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Macallan Investment Agreement.

The Macallan Investment Agreement is not transferable and any benefits attached thereto may not be assigned.

The 90,000,000 shares to be registered herein represent 21.4% of the shares then issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale. The 90,000,000 shares to be registered herein represent 28.72% of the shares issued and outstanding held by non-affiliates of the Company.

At an assumed purchase price of $0.0325 (equal to 65% of the closing price of our common stock of $0.05 on September 15, 2014), we will be able to receive up to $2,925,000 in gross proceeds, assuming the sale of the entire 90,000,000 shares being registered hereunder pursuant to the Macallan Investment Agreement. Accordingly, we would be required to register additional 33,076,923 shares to obtain the balance of $1,075,000 under the Macallan Investment Agreement. We are currently authorized to issue 37,503,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price. Macallan has agreed to refrain from holding an amount of shares which would result in Macallan owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Macallan Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Macallan will periodically purchase our common stock under the Macallan Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Macallan to raise the same amount of funds, as our stock price declines.

The Company will need the full amount of $4,000,000 funding under the Macallan Investment Agreement to fund the Company’s product development plan. However, because our ability to draw down any amounts under the Macallan Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $4,000,000 under the Macallan Investment Agreement. As such, we cannot make any guarantee that we will be successful in accessing the full amount under the Macallan Investment Agreement.

Where You Can Find Us

Our principal office is located at 9595 Wilshire Blvd., Suite 900, Beverly Hills, California 90212. Our telephone number is (424) 230-7001.

THE OFFERING

Common stock offered by Selling Stockholder	90,000,000 shares of common stock.

Common stock outstanding before the offering	641,806,259 shares of common stock as of the date hereof.

Common stock outstanding after the offering	731,806,259 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Macallan Investment Agreement. The proceeds received under the Macallan Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

OTC Pink Trading Symbol	RCHA

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

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RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

We are a development stage company and may never commercialize any of our products or services or earn a profit.

 Prior to July 19, 2013, we were a “shell” company with no or nominal operations. We recently received funding and commenced operations. We are a development stage company in the business of developing treatments for Acute Myelogenous Leukemia (AML). We currently have no products ready for commercialization, have not generated any revenue from operations and expect to incur substantial net losses for the foreseeable future to further develop and commercialize our technology. We cannot predict the extent of these future net losses, or when we may attain profitability, if at all. If we are unable to generate significant revenue from our technology or attain profitability, we will not be able to sustain operations. Because of the numerous risks and uncertainties associated with developing and commercializing our technology, we are unable to predict the extent of any future losses or when we will become profitable, if ever. We may never become profitable and you may never receive a return on an investment in our common stock. An investor in our common stock must carefully consider the substantial challenges, risks and uncertainties inherent in the attempted development and commercialization of medical treatments. We may never successfully commercialize our technology, and our business may fail.

We will need to raise substantial additional capital to commercialize our technology, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our product development programs or collaboration efforts.

As of the date of this Prospectus, we have limited cash resources. Due to our expectation that we will continue to incur losses in the future, we will be required to raise additional capital to complete the development and commercialization of our technology. During the next 12 months and potentially thereafter, we will have to raise additional funds to continue the development and commercialization of our technology. When we seek additional capital, we may seek to sell additional equity and/or debt securities or to obtain a credit facility, which we may not be able to do on favorable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our technologies, restrict our operations or obtain funds by entering into agreements on unattractive terms.

Our ability to successfully commercialize our technology will depend largely upon the extent to which third-party payors reimburse the costs for our treatment in the future. Physicians and patients may decide not to order our products unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid pay a substantial portion of the price of the treatment. Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that our product candidates are:

• not experimental or investigational;

• effective;

• medically necessary;

• appropriate for the specific patient;

• cost-effective;

• supported by peer-reviewed publications; and

• included in clinical practice guidelines.

Market acceptance, sales of products based upon our technology, and our profitability may depend on reimbursement policies and health care reform measures. Several entities conduct technology assessments of medical treatments and provide the results of their assessments for informational purposes to other parties. These assessments may be used by third-party payors and health care providers as grounds to deny coverage for a treatment or procedure. The levels at which government authorities and third-party payors, such as private health insurers and health maintenance organizations, may reimburse the price patients pay for such products could affect whether we are able to commercialize our products. Our technology may receive negative assessments that may impact our ability to receive reimbursement of the treatment. Since each payor makes its own decision as to whether to establish a policy to reimburse a treatment, seeking these approvals may be a time-consuming and costly process. We cannot be sure that reimbursement in the U.S. or elsewhere will be available for any of our products in the future. If reimbursement is not available or is limited, we may not be able to commercialize our products.

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If we are unable to obtain reimbursement approval from private payors and Medicare and Medicaid programs for our product candidates, or if the amount reimbursed is inadequate, our ability to generate revenues could be limited. Even if we are being reimbursed, insurers may withdraw their coverage policies or cancel their contracts with us at any time, stop paying for our treatment or reduce the payment rate for our treatment, which would reduce our revenue.

Even if approved, our product candidates may not achieve broad market acceptance among physicians, patients and healthcare payors, and as a result our revenues generated from their sales may be limited.

The commercial success of our products will depend upon its acceptance among the medical community, including physicians, health care payors and patients. The degree of market acceptance of our current or future product candidates will depend on a number of factors, including:

• limitations or warnings contained in our product candidates’ FDA-approved labeling;

• changes in the standard of care or availability of alternative therapies at similar or lower costs for the targeted indications for any of our product candidates;

• limitations in the approved clinical indications for our product candidates;

• demonstrated clinical safety and efficacy compared to other products;

• lack of significant adverse side effects;

• sales, marketing and distribution support;

• availability of reimbursement from managed care plans and other third-party payors;

• timing of market introduction and perceived effectiveness of competitive products;

• the degree of cost-effectiveness;

• availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;

• the extent to which our product candidates are approved for inclusion on formularies of hospitals and managed care organizations;

• whether our product candidates are designated under physician treatment guidelines for the treatment of the indications for which we have received regulatory approval;

• adverse publicity about our product candidates or favorable publicity about competitive products;

• convenience and ease of administration of our product candidates; and

• potential product liability claims.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients, the medical community and healthcare payors, sufficient revenue may not be generated from these products and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

If our potential treatments are unable to compete effectively with current and future treatments targeting similar markets as our potential products, our commercial opportunities will be reduced or eliminated.

The medical treatment industry for AML and stroke is intensely competitive and characterized by rapid technological progress. In each of our potential product areas, we face significant competition from large biotechnology, medical diagnostic and other companies. The technologies associated with the medical industry are evolving rapidly and there is intense competition within such industry. Certain companies have established technologies that may be competitive to our technology and any future products that we develop. Some of these competing companies may use different approaches or means to obtain results, which could be more effective or less expensive than our treatments. Moreover, these and other future competitors have or may have considerably greater resources than we do in terms of technology, sales, marketing, commercialization and capital resources. These competitors may have substantial advantages over us in terms of research and development expertise, experience in clinical studies, experience in regulatory issues, brand name exposure and expertise in sales and marketing as well as in operating central laboratory services. Many of these organizations have financial, marketing and human resources greater than ours; therefore, there can be no assurance that we can successfully compete with present or potential competitors or that such competition will not have a materially adverse effect on our business, financial position or results of operations.

Since our technology is under development, we cannot predict the relative competitive position of any product based upon the technology. However, we expect that the following factors will determine our ability to compete effectively: safety and efficacy; product price; turnaround time; ease of administration; performance; reimbursement; and marketing and sales capability.

If our clinical studies do not prove the superiority of our technologies, we may never sell our products and services.

The results of our clinical studies may not show that treatment results using our technology are superior to existing treatment. In that event, we will have to devote significant financial and other resources to further research and development, and commercialization of products using our technologies will be delayed or may never occur.

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At present, our success depends solely on the successful development and commercialization of our compound in development, which cannot be assured.

We are focused on the development of the RP-323 compound, a naturally occurring compound that has a number of properties that are uniquely suited for the treatment of patients with AML and in stimulating white blood cells. The successful commercialization of this product candidate, either by us or by strategic partners, is crucial for our success. Our proposed products and their potential applications are in an early stage of clinical and manufacturing/process development and face a variety of risks and uncertainties. Principally, these risks include the following:

• clinical trial results may show that our product candidates are not well tolerated by recipients at its effective doses or are not efficacious;

• future clinical trial results may be inconsistent with testing results obtained to-date;

• even if our product candidates are shown to be safe and effective for their intended purposes, we may face significant or unforeseen difficulties in obtaining or manufacturing sufficient quantities at reasonable prices or at all;

• even if our product candidates are successfully developed, commercially produced and receive all necessary regulatory approvals, there is no guarantee that there will be market acceptance of our products; and

• our ability to complete the development and commercialization of our product candidates for their intended use is substantially dependent upon our ability to raise sufficient capital or to obtain and maintain experienced and committed partners to assist us with

• obtaining clinical and regulatory approvals for, and the manufacturing, marketing and distribution of, our products;

• our competitors may develop therapeutics or other treatments which are superior or less costly than our own with the result that our product candidates, even if they are successfully developed, manufactured and approved, may not generate sufficient revenues to offset the development and manufacturing costs of our product candidates.

If we are unsuccessful in dealing with any of these risks, or if we are unable to successfully commercialize our cancer-targeting technologies for some other reason, our business, prospects, financial condition, and results of operations may be adversely affected.

The failure to complete development of our technology, to obtain government approvals, including required FDA approvals, or to comply with ongoing governmental regulations could prevent, delay or limit introduction or sale of proposed products and result in failure to achieve revenues or maintain our ongoing business.

Our research and development activities and the manufacture and marketing of our intended products are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the U.S. and abroad. Before receiving clearance to market our proposed products by the FDA, we will have to demonstrate that our products are safe and effective for the patient population for the diseases that are to be treated. Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacturing, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, clinical trials and regulatory approval can take many years to accomplish and require the expenditure of substantial financial, managerial and other resources.

In order to be commercially viable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute our technologies. This includes meeting a number of critical developmental milestones including:

• demonstrating benefit from delivery of each specific drug for specific medical indications;

• demonstrating through clinical trials that each drug is safe and effective; and

• demonstrating that we have established viable Good Manufacturing Practices capable of potential scale-up.

The timeframe necessary to achieve these developmental milestones may be long and uncertain, and we may not successfully complete these milestones for any of our intended products in development.

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In addition to the risks previously discussed, our technology is subject to developmental risks that include the following:

• uncertainties arising from the rapidly growing scientific aspects of drug therapies and potential treatments;

• uncertainties arising as a result of the broad array of alternative potential; and

• expense and time associated with the development and regulatory approval of treatments for AML and other conditions.

In order to conduct the clinical trials that are necessary to obtain approval by the FDA to market a product, it is necessary to receive clearance from the FDA to conduct such clinical trials. The FDA can halt clinical trials at any time for safety reasons or because we or our clinical investigators do not follow the FDA’s requirements for conducting clinical trials. If any of our trials are halted, we will not be able to obtain FDA approval until and unless we can address the FDA’s concerns. If we are unable to receive clearance to conduct clinical trials for a product, we will not be able to achieve any commercial revenue from such product in the U.S. as it is illegal to sell any drug for use in humans in the U.S. without FDA approval. Even if we do ultimately receive FDA approval for any of our products, these products will be subject to extensive ongoing regulation, including regulations governing manufacturing, labeling, packaging, testing, dispensing, prescription and procurement quotas, record keeping, reporting, handling, shipment and disposal of any such drug. Failure to obtain and maintain required registrations or to comply with any applicable regulations could further delay or preclude development and commercialization of our drugs and subject us to enforcement action

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

In order to receive regulatory approval for the commercialization of our products, we must conduct, at our own expense, extensive clinical trials to demonstrate safety and efficacy of these product candidates. Clinical testing is expensive, it can take many years to complete and its outcome is uncertain. Failure can occur at any time during the clinical trial process. The Company estimates the budget for reaching market approval for the treatment of AML to be $20 million if our products are conferred “orphan drug” status by the FDA or $40 million or more in the absence of such “orphan drug” status. We may experience delays in clinical testing of our product candidates. We do not know whether planned clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a trial, in reaching agreement on acceptable clinical trial terms with prospective sites, in obtaining institutional review board approval to conduct a trial at a prospective site, in recruiting patients to participate in a trial or in obtaining sufficient supplies of clinical trial materials. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Prescribing physicians will also have to decide to use our product candidates over existing drugs that have established safety and efficacy profiles. Any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and delay our ability to generate revenue.

In addition, prior results of Phase I clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. The data collected from clinical trials of our product candidates may not be sufficient to support the submission of a new drug application or to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, we cannot determine if or when we will have an approved product for commercialization or achieve sales or profits. Our clinical trials may not demonstrate sufficient levels of efficacy necessary to obtain the requisite regulatory approvals for our drugs, and our proposed drugs may not be approved for marketing.

We expect to rely heavily on orphan drug status to develop and commercialize our product candidates, but our orphan drug designations may not confer marketing exclusivity or other expected commercial benefits.

We expect to rely on “orphan drug” exclusivity for our product candidates. Orphan drug status confers seven years of marketing exclusivity under the Federal Food, Drug, and Cosmetic Act, and up to ten years of marketing exclusivity in Europe for a particular product in a specified indication. For any product candidate for which we have been or will be granted orphan drug designation in a particular indication, it is possible that another company also holding orphan drug designation for the same product candidate will receive marketing approval for the same indication before we do. If that were to happen, our applications for that indication may not be approved until the competing company’s period of exclusivity expires. Even if we are the first to obtain marketing authorization for an orphan drug indication, there are circumstances under which a competing product may be approved for the same indication during the seven-year period of marketing exclusivity, such as if the later product is shown to be clinically superior to the orphan product, or if the later product is deemed a different product than ours. Further, the seven-year marketing exclusivity would not prevent competitors from obtaining approval of the same product candidate as ours for indications other than those in which we have been granted orphan drug designation, or for the use of other types of products in the same indications as our orphan product, or during such seven-year period for other indications.

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We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the clinical trial patients. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the clinical trial patients. Administering any product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying further development or approval of our product candidates for any or all targeted indications. Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials.

We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.

We outsource substantial portions of our operations to third-party service providers, including the conduct clinical trials, collection and analysis of data, and manufacturing. Our agreements with third-party service providers and contract research organizations are on a study-by-study and project-by-project basis. Any contractor that we retain will be subject to FDA and foreign regulatory requirements and similar standards outside of the United States and Europe and we do not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.

Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. Although we have not experienced any significant difficulties with our third-party contractors, it is possible that we could experience difficulties in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.

We are exposed to product and clinical liability risks that could create a substantial financial burden should we be sued.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. In addition, the use, in our clinical trials, of pharmaceutical products that we or our current or potential collaborators may develop and then subsequently sell may cause us to bear a portion of or all product liability risks. While we intend to carry an insurance policy covering liability incurred in connection with such claims should they arise, there can be no assurance that we will be able to obtain insurance or that our insurance will be adequate to cover all situations. Moreover, there can be no assurance that such insurance if obtained, or additional insurance, if required, will be available in the future or, if available, will be available on commercially reasonable terms. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, prospects, financial condition and results of operations.

Due to our limited marketing, sales and distribution experience, we may be unsuccessful in our efforts to sell our proposed products, enter into relationships with third parties or develop a direct sales organization.

We have not established marketing, sales or distribution capabilities for our proposed products. Until such time as our proposed products are further along in the development process, we will not devote any meaningful time and resources to this effort. At the appropriate time, we will determine whether we will develop our own sales and marketing capabilities or enter into agreements with third parties to sell our products. We have limited experience in developing, training or managing a sales force. If we choose to establish a direct sales force, we may incur substantial additional expenses in developing, training and managing such an organization. We may be unable to build a sales force on a cost-effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive marketing and sales operations. Our marketing and sales efforts may be unable to compete against these other companies. We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all.

If we choose to enter into agreements with third parties to sell our proposed products, we may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors.

We may be unable to engage qualified distributors. Even if engaged, these distributors may:

• fail to adequately market our products;

• fail to satisfy financial or contractual obligations to us;

• offer, design, manufacture or promote competing products; or

• cease operations with little or no notice.

If we fail to develop sales, marketing and distribution channels, we would experience delays in product sales and incur increased costs, which would have a material adverse effect on our business, prospects, financial condition, and results of operation.

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If we are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which would impair our competitive advantage.

We will rely on patent protection as well as a combination of copyright and trade secret protection, and other contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, we will be unable to prevent third parties from using our technologies and they will be able to compete more effectively against us. We cannot assure you that the patent issued to us will not be challenged, invalidated or held unenforceable. We cannot guarantee you that we will be successful in defending challenges made in connection with our patent and any future patent applications. In addition to our patent and any future patent applications, we will rely on contractual restrictions to protect our proprietary technology. We will require our employees and third parties to sign confidentiality agreements and employees to also sign agreements assigning to us all intellectual property arising from their work for us. Nevertheless, we cannot guarantee that these measures will be effective in protecting our intellectual property rights.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

The inventor of the intellectual property assigned to the Company in July 2013 by Imagic, LLC and Richard L. Chang’s Holdings, LLC is presently in declaratory relief litigation with Biosuccess Biotech, Co LTD. (Biosuccess), a company who was previously assigned licensing rights but due to a breach of contract the writes were retracted. In connection with this litigation, on January 17, 2014, the Company received notice of a complaint filed by Biosuccess against the Company, Imagic, LLC, Richard L. Chang’s Holdings, LLC, and Ben Chang (our CEO and a director) in the United States District Court, Central District of California Western Division. The Complaint includes allegations of patent and copyright infringement, misappropriation of trade secrets, breach of fiduciary duty, unfair competition and other causes of actions against the Company, Imagic, LLC, Richard L. Chang’s Holdings, LLC, and Ben Chang. The Complaint seeks relief which includes compensatory damages, attorneys’ fees and costs, an award of treble damages, and such other relief as the court may deem just and proper. We have incurred expenses and the diversion of financial resources and management personnel in responding to the complaint, and may incur substantial additional expenses and the diversion of financial resources and management personnel as the litigation progresses to trial. Additionally, an adverse determination against us in the litigation may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, an adverse determination against us in the litigation may require us to pay substantial financial damages, which can be tripled if the infringement is deemed willful, or be required to discontinue or significantly delay development, marketing, selling and licensing of the Company’s affected products and intellectual property rights.

Also, our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies. There may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our products or processes. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions. In addition, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies if any, awarded against us would not be substantial. Claims of intellectual property infringement may require us to enter into royalty or license agreements with third parties that may not be available on acceptable terms, if at all. We may also become subject to injunctions against the further development and use of our technology, which would have a material adverse effect on our business, financial condition and results of operations. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Our financial statements have been prepared assuming that the Company will continue as a going concern.

We have generated losses to date and have limited working capital. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. The report of our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report included herein. If we cannot generate the required revenues and gross margin to achieve profitability or obtain additional capital on acceptable terms, we will need to substantially revise our business plan or cease operations and an investor could suffer the loss of a significant portion or all of his investment in our Company.

We have had operating losses since inception, and we currently are not profitable; and we may never achieve profitability.

For the fiscal year ended March 31, 2013, we had a net loss of $31,350 and an accumulated deficit of $81,930. For the fiscal year ended March 31, 2014, we had a net loss of $3,004,937 and an accumulated deficit of $3,301,404. We have had and we expect to continue to have losses in the near term and have relied and will rely on capital funding to support our operations in the near future. To date, such capital funding has been limited in amount. Because we are at the development stage of our products, we do not expect that they will generate revenues sufficient to cover the costs of our operations in the nearer and medium term. We cannot predict whether or not we will ever become profitable or be able to continue to find capital to support our development and business plan.

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We do not expect to pay dividends for the foreseeable future, and we may never pay dividends and, consequently, the only opportunity for investors to achieve a return on their investment is if a trading market develops and investors are able to sell their shares for a profit or if our business is sold at a price that enables investors to recognize a profit.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends for the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, we cannot assure investors any return on their investment, other than in connection with a sale of their shares or a sale of our business. At the present time there is a limited trading market for our shares. Therefore, holders of our securities may be unable to sell them. We cannot assure investors that an active trading market will develop or that any third party will offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit.

Capital Market Risks

Because we will likely issue additional shares of our common stock, investment in our company could be subject to substantial dilution.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. At an assumed purchase price of $0.0325 (equal to 65% of the closing price of our common stock of $0.05 on September 15, 2014), we will be able to receive up to $2,925,000 in gross proceeds, assuming the sale of the entire 90,000,000 shares being registered hereunder pursuant to the Macallan Investment Agreement. Accordingly, we would be required to register additional 33,076,923 shares to obtain the balance of $1,075,000 under the Macallan Investment Agreement. We are currently authorized to issue 37,503,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price should the purchase price of our common stock decrease.

In addition, we anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors' investment in our company will likely be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our company's common stock could seriously decline in value.

Macallan will pay less than the then-prevailing market price for our common stock.

The Common Stock to be issued to Macallan pursuant to the Macallan Investment Agreement will be purchased at a 35% discount to the lowest trading price of our Common Stock during the ten (10) consecutive trading days immediately after Macallan receives our notice of sale. Macallan has a financial incentive to sell our Common Stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Macallan sells the shares, the price of our Common Stock could decrease. If our stock price decreases, Macallan may have a further incentive to sell the shares of our Common Stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the Macallan Investment Agreement.

Pursuant to the Macallan Investment Agreement, when we deem it necessary, we may raise capital through the private sale of our Common Stock to Macallan at a price equal to a discount to the lowest volume weighted average price of the common stock for the ten (10) consecutive trading days after Macallan receives our notice of sale. Because the put price is lower than the prevailing market price of our Common Stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We are registering an aggregate of 90,000,000 shares of common stock to be issued under the Macallan Investment Agreement. The sales of such shares could depress the market price of our common stock.

We are registering an aggregate of 90,000,000 shares of Common Stock under the registration statement of which this prospectus is a part, pursuant to the Macallan Investment Agreement. Notwithstanding Macallan’s ownership limitation, the 90,000,000 shares would represent approximately 14% of our shares of Common Stock outstanding immediately after our exercise of the put right under the Investment Agreement. The sale of these shares into the public market by Macallan could depress the market price of our Common Stock.

We may not have access to the full amount available under the Macallan Investment Agreement.

Our ability to draw down funds and sell shares under the Macallan Investment Agreement requires that this resale registration statement be declared effective and continue to be effective. This registration statement registers the resale of 90,000,000 shares issuable under the Macallan Investment Agreement, and our ability to sell any remaining shares issuable under the Macallan Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of Common Stock to Macallan under the Macallan Investment Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Macallan Investment Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to Macallan. Accordingly, because our ability to draw down any amounts under the Macallan Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $4,000,000 under the Macallan Investment Agreement. We believe that it is likely that we will be able to drawn down on the full amount of the Agreement, however, prior to drawing down on the full amount, we may not be able to draw down on the full amount without filing an amendment to our Articles of Incorporation to increase the Company’s authorized shares of common stock. Pursuant to state law, the filing of the amendment to increase the authorized shares of common stock may require board and shareholder approval. As such, we cannot make any guarantee that we will be successful in accessing the full amount under the Macallan Investment Agreement.

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Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Macallan Investment Agreement, and as such, Macallan may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

Macallan has agreed, subject to certain exceptions listed in the Macallan Investment Agreement, to refrain from holding an amount of shares which would result in Macallan or its affiliates owning more than 4.99% of the then-outstanding shares of our Common Stock at any one time. These restrictions, however, do not prevent Macallan from selling shares of Common Stock received in connection with a put, and then receiving additional shares of Common Stock in connection with a subsequent put. In this way, Macallan could sell more than 4.99% of the outstanding Common Stock in a relatively short time frame while never holding more than 4.99% at one time.

Our common stock recently commenced trading and has limited volume and high price volatility, so you may be unable to sell your shares to raise money or otherwise desire to liquidate your shares.

The Company’s common stock commenced trading March 14, 2014 on the OTC Markets. The trading volume has been very limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTC stocks and certain major brokerage firms restrict their brokers from recommending OTC stocks because they are considered speculative, volatile, thinly traded and the market price of the common stock may not accurately reflect our underlying value. The market price of our common stock is subject to wide fluctuations, and may be subject to further fluctuations based on announcements of new products or services by us, significant sales of our common stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.  Stockholders should be aware that, according to Securities and Exchange Commission (“SEC”) Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include 1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; 2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; 3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; 4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and 5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact on the market value of our common stock.

Security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It will also likely make it more difficult to attract new investors at times when we require additional capital.

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We may be unable to list our common stock on NASDAQ or on any securities exchange.

Although we may apply to list our common stock on NASDAQ or the NYSE MKT in the future, we cannot assure you that we will be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, or that we will be able to maintain a listing of our common stock on either of those or any other trading venue. If our common stock begins trading, until such time as we would qualify for listing on NASDAQ, the NYSE MKT or another trading venue, our common stock would trade on OTC Markets or OTC Bulletin Board or another over-the-counter quotation system where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, rules promulgated by the SEC impose various practice requirements on broker-dealers who sell securities that fail to meet certain criteria set forth in those rules to persons other than established customers and accredited investors.  Consequently, if our common stock begins trading, these rules may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. It would also make it more difficult for us to raise additional capital.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price.

There is a risk that this downward pressure may make it impossible for an investor to sell his or her securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

Conversion of our convertible notes into common stock could result in additional dilution to our stockholders.

We have issued convertible notes which are convertible into shares of our common stock at conversion prices which are at a discount to the then current trading price of our common stock. Additionally, upon the occurrence of certain events of default (including conditions outside of our control) the note holders are entitled to increased repayment and interest rates, as well as other remedies. The note holders have anti-dilution and conversion reset provisions which are triggered by the issuance of lower priced securities. If shares of our common stock are issued due to the conversion of some or all of the convertible notes in the future, the ownership interests of existing stockholders will be diluted.

The Company’s common stock was the subject of an unauthorized spam stock promotion.

In April 2014, the Company was made aware of spam stock promotion regarding shares of the Company. The Company received complaints, and was forwarded emails and links to social media sites, relating to unsolicited messages containing false and misleading information regarding the Company and its stock price. The spam mails touted RCHA as "the opportunity of the year" that could go past " 2 or 3 dollars ". The Company did not, and does not, authorize, endorse or sponsor these illegal spam stock promotions or any of the information contained in the emails. However, the spam stock promotions caused the OTC Markets to place a skull and crossbones next to the Company’s stock symbol on the OTC Markets website warning investors with respect to the Company’s stock, and may have caused reputational damage to the Company and its stock. The Company does not have the ability to stop or restrict any future spam stock promotions which may occur and any such future promotions could have an adverse effect on the Company and its share price.

We do not intend to pay dividends on any investment in the shares of stock of our company and any gain on an investment in our company will need to come through an increase in our stock's price, which may never happen.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock's price. This may never happen and investors may lose all of their investment in our company.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the Financial Industry Regulatory Authority (known as "FINRA") has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

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Corporate and Other Risks

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our Company’s certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our certificate of incorporation authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

The issuance of Preferred Stock to our Chief Executive Officer provides him with voting control which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company.

Our Chief Executive Officer has 6,000,000 shares of Preferred Stock which provide him with 100 to 1 voting rights over shares of common stock. This ownership provides him with voting control over matters which require shareholder approval. This concentration of voting power could discourage or prevent a potential takeover of our Company that might otherwise result in an investor receiving a premium over the market price for his shares. If you acquire shares of our common stock, you may have no effective voice in the management of our Company.  Such concentrated control of our Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

We are dependent for our success on a few key individuals.

Our success depends on the skills, experience and performance of key members of our management team.  Each of those individuals may voluntarily terminate his relationship with the Company at any time. Were we to lose one or more of these key individuals, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We do not maintain a key man insurance policy on any of our executive officers.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

• our ability to obtain additional financing;

• the accuracy of our estimates regarding expenses, future revenues and capital requirements;

• the success and timing of our preclinical studies and clinical trials;

• our ability to obtain and maintain regulatory approval of the product candidates we may develop, and the labeling under any approval we may obtain;

• regulatory developments in the United States and other countries;

• the performance of third-party manufacturers;

• our plans to develop and commercialize our product candidates;

• our ability to obtain and maintain intellectual property protection for our product candidates;

• the successful development of our sales and marketing capabilities;

• the potential markets for our product candidates and our ability to serve those markets;

• the rate and degree of market acceptance of any future products;

• the success of competing drugs that are or become available; and

• the loss of key scientific or management personnel.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Macallan Investment Agreement. The proceeds received from any “Puts” tendered to Macallan under the Macallan Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

DILUTION

The sale of our common stock to Macallan in accordance with the Macallan Investment Agreement will have a dilutive impact on our shareholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Macallan in order to drawdown pursuant to the Macallan Investment Agreement. If our stock price decreases during the Pricing Period, then our existing shareholders would experience greater dilution.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for Common Stock

Our common stock is currently trading on the OTCQB Market under the symbol “RCHA”. The table below lists the high and low closing prices per share of our common stock from the date our stock was first traded on March 14, 2014, as quoted on the OTCQB Market. Prior to March 14, 2014, there was no public market for our common stock.

Quarter Ended	High	Low
March 31, 2014	$0.30	$0.30
June 30, 2014	$0.30	$0.05

Holders

We had approximately 31 record holders of our common stock as of September 15, 2014, according to the books of our transfer agent. The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividends

We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends.

Equity Compensation Plans

The table below sets forth information as of October 15, 2014 with respect to compensation plans under which our common stock is authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved By security holders	None	Not Applicable	Not Applicable
Equity Compensation Plans Not Approved By Security Holders	90,004,800	$.0422	27,001,502

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Recent Developments

On August 9, 2010 we were incorporated as Nepia Inc. in the State of Nevada. From August 9, 2010 to July 18, 2013, we were in the business of developing, manufacturing, and selling small boilers aimed at farmers primarily in Southeast Asia.

On July 18, 2013, we designated, from our 10,000,000 authorized shares of preferred stock, par value $0.001, 6,000,000 shares of Series “A” Preferred Stock. Our Series “A” Preferred Stock has voting rights of 100 votes per share and vote with common shares as a single class.

On July 18, 2013, we entered into a Memorandum of Understanding and Asset Assignment Agreement (the “Assignment Agreement”) with Imagic, LLC dba Rich Pharmaceuticals and Richard L. Chang’s Holdings, LLC to acquire certain assets including United States Patent No. 6,063,814 entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents” and all related intellectual property associated with the patent. In consideration for the newly acquired assets, we agreed to issue Imagic, LLC a total of 198,625 pre-split shares of our common stock and to issue Ben Chang 6,000,000 of our newly created Series “A” Preferred Stock with super voting rights. We further agreed to use its best efforts to complete a financing resulting in proceeds of at least $2,000,000. If we are unable to raise $400,000 according to the terms of the Assignment Agreement, the assets revert back to Imagic, LLC and Richard L. Chang’s Holdings. As part of the Assignment Agreement, Imagic, LLC and Richard L. Chang’s Holdings shall have the option at any time before November 1, 2014, to assign to us any and all interest these companies have in the indication, patents and intellectual property related to Hodgkin’s Lymphoma in consideration for us issuing to Ben Chang: (i) 476,820 pre-split common shares; and (i) 1.0408 pre-split common shares for each one pre-split common share issued by us prior to the date we receive notice of intent to exercise the option, adjusted for any stock split we happen to undertake.

In consequence of the Agreement and Assignment Agreement, Sean Webster resigned in his position as an officer and director. In his stead, Ben Chang was appointed as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director. Li Deng Ke and Xiong Chao Jun sold 1,275,000 pre-split common shares to Ben Chang, and Mr. Chang cancelled 1,200,517 of those shares he received and returned them to treasury.

On July 19, 2013, we entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Agreement”) with our prior officer and directors, Li Deng Ke and Xiong Chao Jun. Pursuant to the Agreement, we transferred all assets and business operations associated with our boiler business to Messrs. Ke and Jun. In exchange, Messrs. Ke and Jun agreed to assume and cancel all liabilities relating to our former business, including shareholder and officer loans amounting to $24,318.  From and after July 18, 2013, we are in the business of developing RP-323 (formerly called PD-616) for the treatment of Acute Myelogenous Leukemia (AML), and to cause elevation of white blood cells (WBC) in patients depleted of these elements due to various conditions. We are no longer engaged in the business of developing, manufacturing, and selling straw burning boilers. A more complete description of our new business is contained under “Item 2.01 Completion of Acquisition or Disposition of Assets” in our Current Report on Form 8-K filed with the SEC on July 24, 2013 (the “Super 8-K”). Readers are encouraged to read the Super 8-K to gain a better understanding of our new business and risk factors.

On August 26, 2013, we filed Articles of Merger with the Secretary of State of Nevada in order to effectuate a merger with our wholly-owned subsidiary, Rich Pharmaceuticals, Inc. Shareholder approval was not required under Section 92A.180 of the Nevada Revised Statutes. As part of the merger, we authorized a change in our name to "Rich Pharmaceuticals, Inc." and our Articles of Incorporation were amended to reflect this name change. The effectiveness of the name change was subject to approval by the Financial Industry Regulatory Authority (“FINRA”), which we received on September 3, 2013.

On September 5, 2013, we resolved to increase the number of authorized shares of our common stock, par value $0.001, from 90,000,000 shares to 37,503,000,000 shares. Correspondingly, we affirmed a forward split of 416.7 for 1 in which each shareholder was issued 416.7 common shares in exchange for 1 common share of their issued common stock. Under the Nevada law, shareholder approval was not required. We submitted the required information to FINRA and we were informed by FINRA that the effective date of the forward split was October 2, 2013. Prior to approval of the forward split, we had a total of 993,108 issued and outstanding pre-split common shares, par value $0.001. On the effective date of the forward split, we had a total of 413,828,104 issued and outstanding post-split common shares, par value $0.001. New stock certificates will be issued upon surrender of the shareholders’ old certificates. In connection with the forward split, we were issued the following new CUSIP number: 76303T209. Effective October 30, 2013 our common stock is quoted under the symbol “RCHA.”

On September 6, 2013, we entered into an Employment Agreement with Ben Chang, our Chief Executive Officer, Chief Financial Officer, President and Secretary. The Employment Agreement provides for a term of two years; annual compensation of $275,000; an amount equal to 3 months compensation payable upon entering into the Employment Agreement; and options to purchase up to 3,000,000 shares of post-split common stock at an exercise price of $0.02 per common share, 50% of which are vested on October 1, 2013, and 50% of which will vest monthly over 24 months of continued employment. The foregoing is only a brief description of the material terms of the Employment Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to the Employment Agreement which is filed as an exhibit to our Current Report on Form 8-K which was filed with the SEC on September 12, 2013.

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On September 6, 2013, we expanded the number of Board of Directors to two (2) members and appointed David Chou, Ph.D., as a director to fill the vacancy.

On September 6, 2013, we approved the adoption of Rich Pharmaceuticals, Inc. 2013 Stock Option/Stock Issuance Plan (the "2013 Plan”). The 2013 Plan is intended to aid us in recruiting and retaining key employees, directors or consultants and to motivate them by providing incentives through the granting of awards of stock options or other stock based awards. The 2013 Plan is administered by the board of directors. Directors, officers, employees and consultants and our affiliates are eligible to participate under the 2013 Plan. A total of 60,004,800 shares of post-split common stock have been reserved for awards under the 2013 Plan. On September 6, 2013, we approved the grant of 41,000,000 options to purchase post-split common stock to a total of eight directors, officers, employees and consultants of our Company. The options have an exercise price of $0.02 per post-split common share and are subject to vesting schedules and other terms as provided in the individual option grants. The foregoing is only a brief description of the material terms of the 2013 Plan, and does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to the 2013 which is filed as an exhibit to our Current Report on Form 8-K which was filed with the SEC on September 12, 2013.

On January 17, 2014, the Company executed a Waiver to Memorandum of Understanding and Asset Assignment Agreement with Imagic, LLC (“Imagic”) and Richard L. Chang Holding's, LLC (“Holdings LLC”) pursuant to which Imagic and Holdings LLC agreed to waive and terminate their rights to the reversion of the patent assets under the terms of the above-described Memorandum of Understanding and Asset Assignment Agreement dated as of July 18, 2013. The foregoing is only a brief description of the material terms of the waiver agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to the agreement which is filed as an exhibit to our Current Report on Form 8-K which was filed with the SEC on January 17, 2014.

On July 23, 2014, the Company announced that it had hired San Diego, California based contract research organization (CRO) Therinova Development, Inc. to file its new drug application (NDA), identify and supervise Phase II clinical trial sites for the use of RP-323 in Acute Myelocytic Leukemia patients. Therinova is a specialty Contract Research Organization (CRO) that provides comprehensive product development solutions for the biopharmaceutical industry.

On October 6, 2014, 2014, the Company executed an Assignment Agreement (the “Assignment Agreement”) with Richard L. Chang Holding's, LLC (“Holdings LLC”) and Imagic LLC (“Imagic LLC”) pursuant to which Holdings LLC and Imagic LLC exercised the option under the Memorandum of Understanding and Asset Assignment Agreement dated July 26, 2013 to assign any and all interest it had in the indication, patents and intellectual property related to treatment of Hodgkin’s Lymphoma, utility patent application number 61998397, entitled COMPOSITIONS AND METHODS OF USE OF PHORBOL ESTERS FOR THE TREATMENT OF HODGKIN’S LYMPHOMA pursuant to the terms of the Assignment Agreement. The Company issued 220,792,028 shares of restricted Company common stock to Imagic LLC in consideration for the assignment.

In connection with the Assignment Agreement, the Company issued 220,792,028 shares of the Company’s restricted common stock to Imagic LLC in accordance with the terms and subject to the conditions set forth in the Assignment. Imagic LLC is owned and controlled by Ben Chang. This issuance of shares will be made in reliance on the exemptions or exclusions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. The Company’s reliance upon Section 4(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the third party and the Company; and (f) the recipient of the securities was an accredited investor.

On October 6, 2014, the Company approved an amendment to the 2013 Plan to increase the number of authorized shares to 90,004,800, and approved the grant of 15,500,000 options to purchase Company common stock at an exercise price of $.0191984 per share.

On October 6, 2014, the Company granted Ben Chang 8,000,000 shares of Company common stock and options to purchase up to 3,000,000 shares of Company common stock at an exercise price of $.0191984 per share.

Investment Agreement with Macallan

On August 12, 2014, we entered into an investment agreement with Macallan Partners, LLC, a Delaware limited liability company (“Macallan”). Pursuant to the terms of the Macallan Investment Agreement, Macallan committed to purchase up to $4,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a drawdown notice (“Drawdown Notice”) to Macallan which states the dollar amount that we intend to sell to Macallan on a date specified in the drawdown notice (“Drawdown Amount”). The maximum amount that the Company shall be entitled to drawdown to Macallan shall be two hundred percent (200%) of average daily trading volume (U.S. market only) of the Common Stock during the ten (10) days preceding the Drawdown Notice, so long as such amount does render the Investor a holder of more than 4.99% of the outstanding Shares of the Company. The purchase price per share to be paid by Macallan shall be calculated as a thirty five percent (35%) discount to the lesser of: (1) the lowest traded price of the Company Common Stock during the ten (10) consecutive trading days prior to the date the Drawdown Notice was submitted or (2) the closing bid price on the day before the Drawdown Notice is submitted. We initially reserved 100,000,000 shares of our common stock for issuance under the Macallan Investment Agreement. The obligations of Macallan to purchase shares under the Macallan Investment Agreement are subject to numerous conditions which may not be met by the Company, and the Company cannot therefore provide any assurances that the Company will sell any shares of Company common stock to Macallan under the Macallan Investment Agreement.

In connection with the Macallan Investment Agreement, we also entered into a registration rights agreement with Macallan, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering 90,000,000 shares of our common stock underlying the Macallan Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Macallan Investment Agreement.

The Macallan Investment Agreement is not transferable and any benefits attached thereto may not be assigned.

Copies of the Macallan Investment Agreement and Macallan Registration Rights Agreement are attached as exhibits to our Current Report on Form 8-K filed with the SEC on August 18, 2014.

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Results of Operations for the Three Months Ended June 30, 2014 and 2013

We generated no revenue for the three months ended June 30, 2014 and 2013. We do not anticipate earnings revenues until we are able to sell or license our products.

Our operating expenses and net loss during the three months ended June 30, 2014 were $518,209, as compared with $8,029 for the same period ended 2013. The operating expenses for the three months ended June 30, 2014 consisted mainly of professional fees ($125,879), wages and taxes ($151,079) and stock-based compensation ($120,293).

We anticipate our operating expenses will continue to increase as we undertake our new plan of operations which went into effect on July 18, 2013.

Results of Operations for the Fiscal Year Ended March 31, 2014 Compared to Fiscal Year Ended March 31, 2013

We had no revenues during the periods ending March 31, 2014 and March 31, 2013. In July 2013, the Company entered the start-up phase of its operations.

Operating expenses for the year ending March 31, 2014 were $3,004,595 which consisted primarily of $1,869,273 non-cash charges related to issuance of stock options to officers and consultants and $335,000 in consulting fees. Operating expenses for the year ending March 31, 2013 were $31,350 which consisted primarily of accounting expenses. Operating expenses increased significantly compared to the year ending March 31, 2013 due to entering into operations from the previous non-operational shell status of the Company in July 2013.

We had a net loss of $3,004,937 for the year ending March 31, 2014 compared to a net loss of $31,350 for the year ending March 31, 2013. The increase in the net loss was due to the commencement of operations in July 2013 and non-cash charges discussed above.

Liquidity and Capital Resources

As of June 30, 2014, we had total current assets of $101,561; we had total current liabilities of $618,122; and we had a stockholders’ deficit of $515,418. Operating activities used $351,887 in cash for the three months ended June 30, 2014. Our net loss of $520,458 primarily accounted for our negative operating cash flow. Financing activities during the three months ended June 30, 2014 generated $339,500 in cash during the period from $275,000 through the sale of units consisting of common stock and warrants, and $95,500 from two convertible promissory notes.

As of June 30, 2014 and the date of this report, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. Our continuation as a going concern is dependent upon our ability to obtain additional financing and to generate profits and positive cash flow. We will require additional cash of $2,000,000 over the next twelve months to cover the costs of overhead and operations, drug manufacturing, maintaining our patent portfolio, and conducting clinical trials for the indication Acute Myeloid Leukemia (“AML”). We plan to raise the required capital pursuant to a private equity financing in the near term, but there is no guarantee or assurances that we will be able to do so.

Off Balance Sheet Arrangements

As of June 30, 2014, there were no off balance sheet arrangements.

Contractual Obligations

We do not have any contractual obligations.

Going Concern

We have negative working capital and have not yet received revenues from sales of products or services. These factors create substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Our ability to continue as a going concern is dependent on generating cash from the sale of our common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling our equity securities and obtaining debt financing to fund our capital requirement and ongoing operations; however, there can be no assurance we will be successful in these efforts.

Critical Accounting Policies

Our significant accounting policies are summarized in Note 1 of our financial statements included in this annual report on Form 10-K for the year ended December 31, 2013. Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

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DESCRIPTION OF BUSINESS

Business Overview

The Company is developing RP-323 (formerly called PD-616) for the treatment of Acute Myelogenous Leukemia (AML), and to cause elevation of white blood cells (WBC) in patients depleted of these elements due to various conditions.

The Technology

The priority drug development efforts of the Company are focused on the use of RP-323, a naturally occurring compound that has a number of properties that are uniquely suited for the treatment of patients with Acute Myelocytic Leukemia (AML). Company scientists had worked with RP-323 in the laboratory for many years studying its ability to convert cancer cells to normal cells, a process called differentiation. It was also observed in some instances to cause cancer cell death. These observations were the basis of the proposal to test RP-323 in relapsed AML patients in China and later in the US and resulted in findings that were sufficiently encouraging to support further interest in this drug to treat AML. During the course of these preliminary clinical studies RP-323 was found to be extremely potent in causing a marked and favorable increase in white blood cells (WBC) in blood, key elements in fighting infections. These results were also observed in cancer patients whose WBC were depleted due to the toxic effects of chemotherapeutic drugs used during the course of their therapy.

Clinical Studies in Acute Myelocytic Leukemia

Based on the known properties of RP-323, it was first administered in a pilot study in China, either alone or in combination with standard drugs, and caused temporary remission of AML in some patients’ refractory to standard therapy. Several patients recovered sufficiently with RP-323 treatment to return to their normal occupations, symptom-free. Interest in these findings led to a Phase I investigator-sponsored trial in 35 patients by a leading oncologist at a leading cancer hospital in New Jersey, the University of Medicine and Dentistry of New Jersey (UMDNJ). This study determined the maximum tolerated dose of RP-323 and described its relatively mild side effects. The results of this Phase I trial led to interest by the same investigator to initiate a Phase II study. The use of RP-323 in treatment of refractory AML is expected to qualify for a “fast track” designation at the United States Food and Drug Administration (FDA), and the Company expects to apply for “orphan drug” status. An “orphan drug” is a pharmaceutical agent that has been developed specifically to treat a rare medical condition, the condition itself being referred to as an orphan disease. The Company’s clinical plans are expected to result in completion of the required clinical studies in 2016 and provide a basis for market approval for the treatment of AML. The Company estimates the budget for reaching market approval for the treatment of AML to be $40 million. However, should the Company be able to obtain “orphan drug” status from the FDA, that timeline could be accelerated to 2015 and budget reduced to $20 million. All plans are subject to the Company obtaining adequate financing, or partnering with a third party, to fund the cost of the studies. The Company cannot provide any assurances that it will be able to obtain such financing or partnering arrangement. On July 23, 2014, the Company announced that it had hired San Diego, California based contract research organization (CRO) Therinova Development, Inc. to file its new drug application (NDA), identify and supervise Phase II clinical trial sites for the use of RP-323 in Acute Myelocytic Leukemia patients. Therinova is a specialty Contract Research Organization (CRO) that provides comprehensive product development solutions for the biopharmaceutical industry.

Clinical Results in Elevation of White Blood Cells

Clinical studies in over 100 cancer patients demonstrated the potent ability of RP-323 to stimulate the production of white blood cells (WBC) and neutrophils. Both the treatments for various diseases and the disease themselves can result in extremely low numbers of these elements. Their elevation is essential to prevent post-treatment infections common to these patients. In comparative studies in animals, RP-323 is significantly more potent than marketed drugs used for this purpose. The effect of RP-323 on the elevation of these and other blood elements will be measured during treatment of AML.

Market Opportunities

AML

It is estimated that 40,000 people in the US have AML and an additional 14,000 are diagnosed annually with a yearly death rate of over 10,000. Based on this incidence, the potential market for RP-323 for the treatment of AML is approximately $1 to 2 billion peak sales annually in the US and more than $5 billion worldwide.

White Blood Cell

Currently marketed drugs for elevating key infection-fighting blood elements are used in supportive cancer care, inflammation, nephrology and bone disease. In 2012, this market exceeded $3 billion. The clinical use of RP-323 for these purposes is expected to have several key therapeutic advantages over marketed drugs, along with a clean safety profile and observed high efficacy is expected to result in a 15 to 30 percent market share and peak annual sales of $0.5 to $1 billion. Amgen would be the Company’s largest competitor in this market.

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Patent

The Company has been assigned United States Patent No. 6,063,814, entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents,” and utility patent application titled “Compositions and Methods of Use Of Phorbol Esters For The Treatment of Neoplasms (Acute Myeloid Leukemia).” The patent is intended to provide the Company with exclusive rights to the use of intravenous RP-323 for therapeutic purposes. Provided that the Company can obtain additional funding, the Company intends to expand its patents through the addition of indications for use and adding protection in appropriate countries.

On October 6, 2014, 2014, the Company executed an Assignment Agreement (the “Assignment Agreement”) with Richard L. Chang Holding's, LLC (“Holdings LLC”) and Imagic LLC (“Imagic LLC”) pursuant to which Holdings LLC and Imagic LLC exercised the option under the Memorandum of Understanding and Asset Assignment Agreement dated July 26, 2013 to assign any and all interest it had in the indication, patents and intellectual property related to treatment of Hodgkin’s Lymphoma, utility patent application number 61998397, entitled COMPOSITIONS AND METHODS OF USE OF PHORBOL ESTERS FOR THE TREATMENT OF HODGKIN’S LYMPHOMA pursuant to the terms of the Assignment Agreement. The Company will issue 220,792,028 shares of restricted Company common stock to Imagic LLC in consideration for the assignment. Imagic LLC is owned and controlled by Ben Chang.

Government Regulations

The research, pre-clinical development, clinical trials, product manufacturing and marketing which may be conducted by the Company is subject to regulation by the FDA and similar health authorities in foreign countries. The proposed products and technologies of the Company also may be subject to certain other federal, state and local government regulations, including, without limitation, the Federal Food, Drug and Cosmetic Act, and their state, local and foreign counterparts. Although there can be no such assurance, the Company does not believe that compliance with such laws and regulations has, nor is presently expected to have, a material adverse effect on the business of the Company. However, the Company cannot predict the extent of the adverse effect on its business or the financial and other cost that might result from any government regulations arising out of future legislative, administrative or judicial action.

Generally, the steps required before a pharmaceutical or therapeutic biological agent may be marketed in the United States include: (i) pre-clinical laboratory tests, in vivo pre-clinical studies in animals, toxicity studies and formulation studies; (ii) the submission to the FDA of an IND application for human clinical testing, that must become effective before human clinical trials commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug; (iv) the submission of a marketing application to the FDA; and (v) FDA approval of the marketing application prior to any commercial sale or shipment of the drug.

Pre-clinical studies include laboratory evaluation of the product, conducted under Good Laboratory Practice (GLP) regulations, and animal studies to assess the pharmacological activity and the potential safety and effectiveness of the drug. The results of the pre-clinical studies are submitted to the FDA in the IND. Unless the FDA objects to an IND, it becomes effective 30 days following submission and the clinical trial described in the IND may then begin.

Every clinical trial must be conducted under the review and oversight of an institutional review board (IRB) at each institution participating in the trial. The IRB evaluates, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution.

Clinical trials are typically conducted in three sequential phases, although the phases may overlap. Phase I represents the initial introduction of the drug to a small group of healthy subjects to test for safety, dosage tolerance, and the essential characteristics of the drug. Phase II involves studies in a limited number of patients to test the safety and efficacy of the drug at different dosages. Phase III trials involve large-scale evaluation of safety and effectiveness, usually (though not necessarily) in comparison with placebo or an existing treatment.

The results of the pre-clinical and clinical trials are submitted to the FDA as part of an application to market the drug. The marketing application also includes information pertaining to the chemistry, formulation, manufacture of the drug and each component of the final product. The FDA review of a marketing application takes from one to two years on average to complete, though reviews of treatments for cancer and other life-threatening diseases may be accelerated. However, the process may take substantially longer if the FDA has questions or concerns about a product. Following review, the FDA may ultimately decide that an application does not satisfy regulatory and statutory criteria for approval. In some cases, the FDA may approve a product but require additional clinical tests following approval (i.e., Phase IV).

In addition to obtaining FDA approval for each product, each domestic drug manufacturing establishment must be registered with, and approved by, the FDA. Domestic manufacturing establishments are subject to inspections by the FDA and must comply with Good Manufacturing Practice ("GMP"). To supply products for use in the United States, foreign manufacturing establishments must comply with GMP and are subject to periodic inspection by the FDA or by corresponding regulatory agencies in such countries under reciprocal agreements with the FDA.

If marketing approval of any Company product is granted, the Company must continue to comply with FDA requirements not only for manufacturing, but also for labeling, advertising, record keeping, and reporting to the FDA of adverse experiences and other information. In addition, the Company must comply with federal and state health care anti-kickback laws and other health care fraud and abuse laws that affect the marketing of pharmaceuticals. Failure to comply with applicable laws and regulations could subject the Company to administrative or judicial enforcement actions, including but not limited to product seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products or withdrawal of existing approvals, as well as increased product liability exposure, any of which could have a material adverse effect on tile company's business, financial condition, or results of operations.

For clinical investigation and marketing outside the United States, the Company also is subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely for European countries both within and outside the European Community ("EU"). Outside the United States, the Company's ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authority. At present, foreign marketing authorizations are applied for at a national level, although within the EU certain registration procedures are available to companies wishing to market their products in more than one EU member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. The system for obtaining marketing authorizations within the EU registration system is a dual one in which certain products, such as biotechnology and high technology products and those containing new active substances, will have access to a central regulatory system that provides registration throughout the entire EU. Other products will be registered by national authorities in individual EU member states, operating on a principle of mutual recognition. This foreign regulatory approval process includes, at least, all of the risks associated with FDA approval set forth above. The Company could possibly have greater difficulty in obtaining any such approvals and also might find it more difficult to protect its intellectual property abroad.

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Compliance with Environmental Laws

The Company's business may be subject to regulation under federal, state, local, and foreign laws regarding environmental protection and hazardous substance control. The Company believes that its compliance with these laws will have no adverse impact upon its capital expenditures, earnings or competitive position. Federal, state and foreign agencies and legislative bodies have expressed interest in the further environmental regulation of the biotechnology industry. The Company is unable to estimate the extent and impact of such, if any, future federal, state, local legislation or administrative environmental action.

Seasonality

We do not expect that our business will experience any seasonality.

Our Employees

We have one full time contracted position and 7 part-time contracted positions as of the date of this Prospectus.

Backlog

We do not have any order backlog as of the date of this Prospectus.

Available Information

Our annual and quarterly reports, along with all other reports and amendments filed with or furnished to the SEC are available on the SEC maintained Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.  The address of that site is www.sec.gov.  In addition the SEC maintains a Public Reference Room where you can obtain these materials, which is located at 100 F Street, N.E., Washington, D.C. 20549. To obtain more information on the operation of the Public Reference Room call the SEC at 1-800-SEC-0330.

July 2013 Business Change

Prior to July 18, 2013, the Company was a shell company with no or nominal operations after unsuccessfully pursuing a boiler business. On July 18, 2013, the Company entered into a Memorandum of Understanding and Asset Assignment Agreement (the “Assignment Agreement”) with Imagic, LLC (“Imagic”) and Richard L. Chang’s Holdings, LLC to acquire certain assets including United States Patent No. 6,063,814 entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents” and all related intellectual property associated with the patent.

On July 19, 2013, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Agreement”) with our prior officer and directors, Li Deng Ke and Xiong Chao Jun. Pursuant to the Agreement, we transferred all assets and business operations associated with our boiler business to Messrs. Ke and Jun. In exchange, Messrs. Ke and Jun agreed to assume and cancel all liabilities relating to our former business, including shareholder and officer loans amounting to $24,318. In connection with this Agreement, Messrs. Ke and Jun further sold 1,275,000 shares of their common stock in our company to Mr. Chang, and Mr. Chang cancelled 1,200,517 of those shares he received and returned them to our treasury.

In connection with the Agreement and Assignment Agreement, Sean Webster resigned in his position as an officer and director with our company. In his stead, Ben Chang was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director. Under the direction of our newly appointed officer and director, the Company engaged in its new business to pursue the development of RP-323 (12-O-tetradecanoylphorbol-13-acetate) for the treatment of Acute Myelogenous Leukemia (AML) and Stroke (for the treatment of loss of function caused by Stroke.)

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and significant employees, their ages, positions held, and duration as such, are as follows:

Name	Age	Position

Ben Chang	50	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board and Director
David Chou	58	Director

Ben Chang was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director on July 18, 2013. Mr. Chang founded Rich Pharmaceuticals in January 2013. From October 2006 until January 2013, Mr. Chang served as the Chief Financial Officer and subsequently President and Chief Operating Officer of Biosuccess Biotech Co. LTD., a biopharmaceutical company based in Los Angeles, California. During his tenure at Biosuccess, his responsibilities included arranging and leading all corporate and financial operations in North America. Mr. Chang started his life-science career as co-founder of Sun-Rich Chemicals, a product development and distribution organization for nutraceuticals. Mr. Chang has over 25 years of pharmaceutical and executive level experience. Mr. Chang also has experience in international banking, venture capital acquisition, finance, and organizational design and operations. Mr. Chang has a Bachelor of Science Degree in Economics from East Carolina University where he focused on accounting and international business.

David Chou, Ph.D. was appointed to the Company’s Board of Directors on September 6, 2013. Mr. Chou is a pharmaceutical development expert with more than 25 years of experience and he has led numerous development projects from pre-clinical evaluation stage to product commercialization. Prior to joining Rich Pharmaceuticals, Mr. Chou was the Chief Product Development Officer at Biosuccess Biotech where he led the product development and manufacturing activities for various indications. Before his career with Biosuccess Biotech, Mr. Chou was the Head of CMC (a Vice President level position) at SBIO, Inc. from 2010 to 2012. While at SBIO, he managed the technical development of 4 clinical stage products and made significant contributions to the success of product out-licensing deals with a total value of more than $500 million. From 1998 to 2010, Mr. Chou held director level positions in pharmaceutical development fields at various biopharmaceutical companies including Neurobiological Technologies, PharmaEngine, Oculex and SUGEN and his development portfolios included Sutent® currently marketed by Pfizer and OZURDEX® marketed by Allergan. Prior to his biotech career, Mr. Chou held various management positions at Hoffmann La-Roche for more than 12 years. At Roche, his development team contributed and submitted more than 20 INDs and 6 full NDAs including marketed products such as Xeloda ®  (Capecitabine), Xenical ®  (Orlistat) and Hivid ®  (Zalcitabine). Mr. Chou received a Ph.D. degree in Chemistry from the City University of New York.

Term of Office

The Company’s directors are appointed for a one-year term to hold office until the next annual general meeting of the Company’s shareholders or until removed from office in accordance with the Company’s bylaws and the provisions of the Delaware Corporations Code. The Company’s directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the Company’s bylaws and the provisions of the Delaware Corporations Code. The Company’s officers are appointed by the Company’s Board of Directors and hold office until removed by the Board.

Committees of the Board

We do not currently have standing nominating or compensation committees, or committees performing similar functions. Due to the size of our board, our Board of Directors believes that it is not necessary to have standing nominating or compensation committees at this time because the functions of such committees are adequately performed by our Board of Directors. We do not have a nominating or compensation committee charter as we do not currently have such committees. We do not have a policy for electing members to the board. Our current director is not an independent director as defined in the NASD listing standards.

It is anticipated that in the future as the Company grows that the Board of Directors will be expanded and form separate compensation and nominating committees, and appoint members to the audit committee, including an audit committee financial expert.

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Audit Committee

Our Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors currently performs the services of an audit committee. Our current director cannot be considered an “audit committee financial expert.” We will need to attract an individual with the qualification of an audit committee expert to our Audit Committee. At this time, we have not identified such an individual.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. In carrying out its responsibilities, the Board will consider candidates suggested by shareholders. If a shareholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the proposed directors must be sent to the Board of Directors, c/o  Rich Pharmaceuticals, Inc., to the address set forth on the cover page of this Prospectus.

Board Leadership Structure and Role on Risk Oversight

Mr. Chang currently serves as the Company’s principal executive officer and chairman. The Company determined this leadership structure was appropriate for the Company due to our small size and limited operations and resources. The Board of Directors will continue to evaluate the Company’s leadership structure and modify as appropriate based on the size, resources and operations of the Company.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Director Qualifications

In evaluating director nominees, our Company considers the following factors:

• The appropriate size of the Board;

• Our needs with respect to the particular talents and experience of our directors;

• The knowledge, skills and experience of nominees;

• Experience with accounting rules and practices; and

• The nominees’ other commitments.

Our Company’s goal is to assemble a Board of Directors that brings our Company a variety of perspectives and skills derived from high quality business, professional and personal experience. Other than the foregoing, there are no stated minimum criteria for director nominees. Specific talents and qualifications that we considered for the members of our Company’s Board of Directors are as follows:

• Mr. Chang has over 25 years of pharmaceutical and executive level experience. Mr. Chang also has experience in international banking, venture capital acquisition, finance, and organizational design and operations.

• Mr. Chou is a pharmaceutical development expert with more than 25 years of experience and he has led numerous development projects from pre-clinical evaluation stage to product commercialization.

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Family Relationships

None.

Code of Ethics

Effective as of July 1, 2014, our board of directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our president or chief executive officer as well as the individuals performing the functions of our chief financial officer, corporate secretary and controller. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

• honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

• the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

• accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our personnel be afforded full access to our president or chief executive officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our personnel are to be afforded full access to our board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president or chief executive officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our president or chief executive officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by our president or chief executive officer, the incident must be reported to any member of our board of directors or use of a confidential and anonymous hotline phone number. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Business Conduct and Ethics by another. Our Code of Business Conduct and Ethics is available, free of charge, to any stockholder upon written request to our Corporate Secretary at Rich Pharmaceuticals, Inc., at the address on the cover page of this Prospectus. A copy of our Code of Business Conduct and Ethics is incorporated herein by reference as Exhibit 14.1 to the annual report on Form 10-K filed with the SEC on July 15, 2014 ..

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our current directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in "Transactions with Related Persons; Promoters and Certain Control Persons; Director Independence," none of our current directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ben Chang, Chief Executive Officer, Chief Financial Officer, Director	2014 2013	$229,167 -	- -	- -	$48,535 -	- -	- -	- -	$277,702 -

(1)	Effective September 6, 2013, the Company entered into an Employment Agreement with Mr. Chang. The Employment Agreement provides for a term of two (2) years; annual base compensation of $275,000; an initial bonus of $68,750; and a grant of 3,000,240 stock options under the Company’s 2013 Plan. The Company paid a salary to Mr. Chang of $229,167, which includes wages received of $99,450 and wages accrued of $129,717 and was recorded under other current liabilities as of March 31, 2014.

Employment Agreements

Effective September 6, 2013, the Company entered into an Employment Agreement with Mr. Chang, its Chief Executive Officer, Chief Financial Officer, President and Secretary. The Employment Agreement provides for a term of two (2) years; annual base compensation of $275,000; the issuance of 3,000,240 options to purchase shares of Company common stock; and an initial bonus of $68,750. The foregoing is only a brief description of the material terms of the Employment Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to the agreement which is filed as an exhibit to the Company’s Current Report on Form 8K filed with the SEC on September 12, 2013.

Grants of Stock Awards

During the fiscal year ending March 31, 2014, Ben Chang, our Chief Executive Officer, was awarded options to purchase up to 3,000,240 shares of our Common Stock under our 2013 Plan. The options vested 50% on grant and 50% monthly over the 24 month term of his employment agreement and provide for a right of cashless exercise. The exercise price of the options are $.0191984 per share.

During the fiscal year ending March 31, 2013, there were no grants of plan-based awards to our named executive officers.

Option Exercises and Stock Vested

During the fiscal years ending March 31, 2014 and 2013, there were no option exercises or vesting of stock awards to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

At March 31, 2014, Ben Chang had 3,000,240 options issued under the 2013 Plan, and David Chou had 4,000,320 options issued under the 2013 Plan.

Compensation of Directors

During the fiscal year ending March 31, 2014, David Chou received options to purchase up to 4,000,320 shares of common stock under the 2013 Plan as compensation for his services as a director.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 6, 2014, information with respect to the securities holdings of (i) our officers and directors, and (ii) all persons (currently none) which, pursuant to filings with the SEC and our stock transfer records, we have reason to believe may be deemed the beneficial owner of more than five percent (5%) of the class of stock. The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Exchange Act and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who resides in the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days through the exercise of options or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on the number of shares of common stock outstanding totaling 641,806,259, and the number of shares of preferred stock outstanding totaling 6,000,000, adjusted individually to include all warrants held by such individual which are exercisable within 60 days of October 6, 2014 as shown below.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock (2)	Amount and Nature of Beneficial Ownership of Preferred Stock	Percent of Preferred Stock (2)
Directors and Executive Officers
Ben Chang, Chairman and President	340,794,941(3)	52.6%	6,000,000(4)	100%
David Chou, Director	5,166,920(5)	*
All directors and officers as a group (2 people)	345,961,861(6)	53%	6,000,000	100%
5% of Greater Stockholders
Imagic, LLC 312 North Mansfield Ave. Los Angeles, CA 90036	296,382,685 (7)	46%

* Less than 1 percent.

(1)                 Unless otherwise noted, the address is c/o Rich Pharmaceuticals, Inc., 9595 Wilshire Blvd, Suite 900, Beverly Hills, California 90212.

(2)                 Percentage of class beneficially owned is calculated by dividing the amount and nature of beneficial ownership (which includes all warrants issued to the beneficial owners which are exercisable within 60 days of October 6, 2014) by the total shares of common stock outstanding as of October 6, 2014.

(3)                 Includes options to purchase up to 5,375,190 shares of common stock issued under the 2013 Plan which are exercisable within 60 days after October 6, 2014. Also includes the 296,382,685 shares of common stock held by Imagic, LLC which Mr. Chang is deemed to beneficially own.

(4)                 The Preferred Stock has 100 to 1 voting rights over shares of common stock.

(5)                 Includes options to purchase up to 5,166,920 shares of common stock issued under the 2013 Plan which are exercisable within 60 days after October 6, 2014

(6) Includes options to purchase up to 10,542,110 shares of common stock issued under the 2013 Plan which are exercisable within 60 days after October 6, 2014.

(7)                 Ben Chang is the sole manager and member of Imagic, LLC and has sole investment and voting control of the shares of Company common stock held by Imagic, LLC. He is therefore deemed to be the beneficial owner of such shares.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The following includes a summary of any transaction occurring since April 1, 2012, or any proposed transaction, in which any related person had or will have a direct or indirect material interest (other than compensation described under "Executive Compensation" above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

On July 19, 2013, we entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Agreement”) with our prior officer and directors, Li Deng Ke and Xiong Chao Jun. Pursuant to the Agreement, we transferred all assets and business operations associated with our boiler business to Messrs. Ke and Jun. In exchange, Messrs. Ke and Jun agreed to assume and cancel all liabilities relating to our former business, including shareholder and officer loans amounting to $24,318. Messrs. Ke and Jun further sold 1,275,000 shares of their common stock in our company to Mr. Chang, and Mr. Chang cancelled 1,200,517 of those shares he received and returned them to our treasury.

On July 16, 2013, the Company entered into a Memorandum of Understanding and Asset Assignment Agreement (the “Assignment Agreement”) with Imagic, LLC (“Imagic”) and Richard L. Chang’s Holdings, LLC (“Holdings LLC”) to acquire certain assets including United States Patent No. 6,063,814 entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents” and all related intellectual property associated with the patent. In consideration for the acquired assets, the Company agreed to issue Imagic 198,625 shares of our common stock and to issue Ben Chang 6,000,000 shares of Series A Preferred Stock with super voting rights. Imagic is owned and controlled by Ben Chang, and Holdings LLC is owned and controlled by Ben Chang’s father, Richard L. Chang. The Assignment Agreement also provided that the Company agreed to use its best efforts to complete a financing resulting in proceeds of at least US$2,000,000, and if the Company was unable to raise $400,000 according to the terms of the Assignment Agreement, the assets could revert back to Imagic and Holdings LLC. On January 17, 2014, the Company executed a Waiver to Memorandum of Understanding and Asset Assignment Agreement with Imagic and Holdings LLC pursuant to which Imagic and Holdings LLC agreed to waive and terminate their rights to the reversion of the patent assets under the terms of the Assignment Agreement. As part of the Assignment Agreement, Imagic and Holdings LLC have the option at any time after November 1, 2013 and before November 1, 2014, to assign to us any and all interest these companies have in the indication, patents and intellectual property related to Hodgkin’s Lymphoma in consideration for us issuing to Ben Chang: (i) 476,820 restricted shares of our common stock; and (i) 1.0408 restricted shares of our common stock for each one share of our restricted common stock issued by us prior to the date which we receive notice of intent to exercise the option, adjusted for any stock split we happen to undertake.

As of March 31, 2014, the Company received loans with a total balance of $11,000 from Imagic, LLC and $25,000 from Rich BioScience, both of which entities are controlled by Ben Chang, our Chief Executive Officer.

On October 6, 2014, 2014, the Company executed an Assignment Agreement (the “Assignment Agreement”) with Richard L. Chang Holding's, LLC (“Holdings LLC”) and Imagic LLC (“Imagic LLC”) pursuant to which Holdings LLC and Imagic LLC exercised the option under the Memorandum of Understanding and Asset Assignment Agreement dated July 26, 2013 to assign any and all interest it had in the indication, patents and intellectual property related to treatment of Hodgkin’s Lymphoma, utility patent application number 61998397, entitled COMPOSITIONS AND METHODS OF USE OF PHORBOL ESTERS FOR THE TREATMENT OF HODGKIN’S LYMPHOMA pursuant to the terms of the Assignment Agreement. The Company will issue 220,792,028 shares of restricted Company common stock to Imagic LLC in consideration for the assignment.

In connection with the Assignment Agreement, the Company has agreed to issue 220,792,028 shares of the Company’s restricted common stock to Imagic LLC in accordance with the terms and subject to the conditions set forth in the Assignment. Imagic LLC is owned and controlled by Ben Chang. This issuance of shares will be made in reliance on the exemptions or exclusions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. The Company’s reliance upon Section 4(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the third party and the Company; and (f) the recipient of the securities was an accredited investor.

Review, approval or ratification of transactions with related persons

We do not have any other special committee, policy or procedure related to the review, approval or ratification of related party transactions.

Promoters and Control Persons

Mr. Chang as an the sole officer, a director and beneficial owner of 27% of the outstanding common stock and 100% of the preferred stock would be considered a control person of the Company.

Director Independence

The Board has determined that neither of our directors is independent as the term "independent" is defined by the rules of NASDAQ Rule 5605.

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SELLING STOCKHOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of September 3, 2014, there are 420,463,772 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the selling stockholder,
•	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,
•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and
•	the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Macallan Partners, LLC (2)	0	90,000,000	0	0%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	Includes 90,000,000 shares issuable to Macallan pursuant to the Macallan Investment Agreement. Adam Didia has voting control over Macallan Partners, LLC.

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PLAN OF DISTRIBUTION

On August 12, 2014, we entered into an investment agreement with Macallan Partners, LLC, a Delaware limited liability company (“Macallan”). Pursuant to the terms of the Macallan Investment Agreement, Macallan committed to purchase up to $4,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a drawdown notice (“Drawdown Notice”) to Macallan which states the dollar amount that we intend to sell to Macallan on a date specified in the drawdown notice (“Drawdown Amount”). The maximum amount that the Company shall be entitled to drawdown to Macallan shall be two hundred percent (200%) of average daily trading volume (U.S. market only) of the Common Stock during the ten (10) days preceding the Drawdown Notice, so long as such amount does render the Investor a holder of more than 4.99% of the outstanding Shares of the Company. The purchase price per share to be paid by Macallan shall be calculated as a thirty five percent (35%) discount to the lesser of: (1) the lowest traded price of the Company Common Stock during the ten (10) consecutive trading days prior to the date the Drawdown Notice was submitted or (2) the closing bid price on the day before the Drawdown Notice is submitted. We initially reserved 100,000,000 shares of our common stock for issuance under the Macallan Investment Agreement.

In connection with the Macallan Investment Agreement, we also entered into a registration rights agreement with Macallan, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering 90,000,000 shares of our common stock underlying the Macallan Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC and maintain the effectiveness of such registration statement until termination of the Macallan Investment Agreement.

At an assumed purchase price of $0.0325 (equal to 65% of the closing price of our common stock of $0.05 on August 22, 2014), we will be able to receive up to $2,925,000 in gross proceeds, assuming the sale of the entire 90,000,000 shares being registered hereunder pursuant to the Macallan Investment Agreement. Accordingly, we would be required to register additional 33,076,923 shares to obtain the balance of $1,075,000 under the Macallan Investment Agreement. We are currently authorized to issue 37,503,000,000 shares of our common stock. Macallan has agreed to refrain from holding an amount of shares which would result in Macallan owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act, or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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Pursuant to the Macallan Investment Agreement, the Company may enter into an agreement with a registered broker-dealer to act as a placement agent. The Company has no intention to engage a placement agent in connection with this registration statement, and has not had any discussions with any broker-dealers. Additionally, Macallan does not have the right to require the Company to engage a placement agent, or pick the broker-dealer to act as placement agent. Furthermore, the engagement of a placement agent does not impact Macallan’s obligation to provide the Company cash funds in connection with the delivery of a put notice.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. Notwithstanding the foregoing, if the Company decides to engage a placement agent in connection with this registration statement, then the Company shall be obligated to pay the fees connected to the placement agent. This may result in the Company receiving less than the expected total proceeds.

Macallan intends to sell/distribute the shares of common stock that they acquire from the Company in the open market.

The selling stockholder shall acquire the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Macallan is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Macallan that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Macallan of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the Macallan Investment Agreement, Macallan shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We are authorized to issue 37,503,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share.

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Common Stock

As of October 6, 2014, 641,806,259 shares of common stock are issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such class or series and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Series A Preferred Stock

On July 18, 2013, the Company designated, from our 10,000,000 authorized shares of preferred stock, par value $0.001, 6,000,000 shares of Series “A” Preferred Stock. Our Series “A” Preferred Stock has voting rights of 100 votes per share and votes with common shares as a single class.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Szaferman, Lakind, Blumstein & Blader, PC, of Lawrenceville, New Jersey.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Silberstein Ungar, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

31

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov .

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

32

RICH PHARMACEUTICALS, INC.

FINANCIAL STATEMENTS

Balance Sheets (Unaudited) as of June 30, 2014 and March 31, 2014	F-1
Statements of Operations (Unaudited) for the three months ended June 30, 2014 and 2013	F-2

Statements of Cash Flows (Unaudited) for the three months ended June 30, 2014 and 2013	F-3

Notes to Financial Statements	F-4

33

RICH PHARMACEUTICALS, INC.

BALANCE SHEETS (UNAUDITED)

AS OF JUNE 30, 2014 AND MARCH 31, 2014

	June 30, 2014	March 31, 2014
ASSETS
Current Assets
Cash and equivalents	$0	$12,387
Prepaid expenses	101,561	1,561
Total Current Assets	101,561	13,948

Property and equipment, net	1,143	1,261

TOTAL ASSETS	$102,704	$15,209

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$248,364	$180,672
Bank overdraft	1,863	0
Accrued expenses	229,895	451,290
Due to related parties	5,000	36,000
Stock deposits	0	147,050
Convertible note payable	133,000	37,500
Total Liabilities	618,122	852,512

Stockholders’ Deficit
Preferred stock, $.001 par value, 10,000,000 shares authorized, 6,000,000 shares issued and outstanding, respectively	6,000	6,000
Common stock, $.001 par value, 37,503,000,000 shares authorized, 419,463,772 and 414,411,438 shares issued and outstanding, respectively	419,464	414,411
Additional paid-in capital	2,880,980	2,043,690
Accumulated deficit	(3,821,862)	(3,301,404)
Total Stockholders’ Deficit	(515,418)	(837,303)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$102,704	$15,209

The Accompanying Notes are an Integral Part of These Financial Statements.

F-1

RICH PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2014 AND 2013

	Three Months ended June 30, 2014	Three Months ended June 30, 2013

REVENUES	$0	$0

OPERATING EXPENSES
Consulting expenses	80,000	0
Office expenses	22,838	0
Depreciation expense	118	0
Wages and taxes	151,079	0
Professional fees	125,879	8,029
Regulatory fees	1,065	0
Stock-based compensation	120,293	0
Travel, meals and entertainment	16,937	0

TOTAL OPERATING EXPENSES	518,209	8,029

LOSS FROM OPERATIONS	(518,209)	(8,029)

OTHER INCOME (EXPENSE)
Interest expense	(2,249)	0

LOSS BEFORE PROVISION FOR INCOME TAXES	(520,458)	(8,029)

PROVISION FOR INCOME TAXES	0	0

NET LOSS	$(520,458)	$(8,029)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	417,091,310	1,093,837,500

The Accompanying Notes are an Integral Part of These Financial Statements.

F-2

 RICH PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2014 AND 2013

	Three Months ended June 30, 2014	Three Months ended June 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(520,458)	$(8,029)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	118	0
Stock-based compensation	120,293	0
Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(100,000)	0
Increase in accounts payable	67,692	0
Increase in bank overdraft	1,863	0
Increase in accrued expenses	78,605	1,941
Net Cash Used by Operating Activities	(351,887)	(6,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans received (repaid) from/to related parties	(31,000)	64,500
Proceeds from sale of common stock and warrants	275,000	0
Issuance of convertible note payable	95,500	0
Net Cash Provided by Financing Activities	339,500	64,500

Net Increase (Decrease) in Cash and Cash Equivalents	(12,387)	58,412

Cash and cash equivalents, beginning of period	12,387	1,588
Cash and cash equivalents, end of period	$0	$60,000

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0	$0
Income taxes paid	$0	$0

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
Stock deposits reclassified as common stock and stock warrants	$147,050	$0
Common stock issued for accrued expense	$300,000	$0

The Accompanying Notes are an Integral Part of These Financial Statements.

F-3

RICH PHARMACEUTICALS, INC.

dba Nutraliquids

Notes to Financial Statements

(Unaudited)

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

On August 9, 2010 the Company was incorporated as Nepia Inc. in the State of Nevada. From August 9, 2010 to July 18, 2013, the Company was in the business of developing, manufacturing, and selling small boilers aimed at farmers primarily in Southeast Asia. Beginning on July 19, 2013, the Company acquired bio-pharmaceutical intellectual property for the treatment of acute myeloid leukemia (AML) and is entering into Phase II clinical trials. The goal is to perfect this indication for marketing purposes for distribution world-wide. On August 26, 2013, as a consequence of our new business direction, the Company changed its name to Rich Pharmaceuticals, Inc. (“Rich” or “the Company”).

On July 18, 2013, the Company designated, from our 10,000,000 authorized shares of preferred stock, par value $0.001, 6,000,000 shares of Series “A” Preferred Stock. Our Series “A” Preferred Stock has voting rights of 100 votes per share and votes with common shares as a single class.

On July 18, 2013, the Company entered into an Asset Assignment Agreement (the “Assignment Agreement”) with Imagic, LLC and its principals to acquire certain assets including a US Patent entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents” and all related intellectual property associated with the patent. In consideration for the intellectual property the Company issued 82,767,038 common shares, and 6,000,000 Series “A” Preferred shares. The common and preferred shares were valued at $123,973. The Company further agreed to use its best efforts to complete a financing resulting in proceeds of at least $2,000,000. If the Company was unable to raise $400,000 according to the terms of the Assignment Agreement, the patent reverts back to Imagic, LLC and its principals. On January 17, 2014, the right of reversion was terminated in exchange for a payment of $20,000.

On July 19, 2013, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Sale Agreement”) with our prior officers and directors. Pursuant to the Sale Agreement, the Company transferred all assets and business operations associated with our boiler business in exchange for assumption of all obligations associated with that business and cancellation of loans amounting to $28,818. The cancellation of debt was recorded as additional paid-in capital. In consequence to the Sale Agreement two former officers sold 531,292,500 common shares held by them to our new officer/director. In turn, our new officer/director agreed to cancel 500,255,434 of those shares he received and returned them to treasury for retirement. Certain other shareholders also agreed to cancel 262,521,000 common shares.

On September 5, 2013, the Company increased the authorized common shares, par value $0.001, from 90,000,000 shares to 37,503,000,000 shares. Correspondingly, the Company affirmed a forward split of 416.7 for 1 in which each shareholder was issued 416.7 common shares for each share held. All share and per share date included in these financial statements has been retrospectively adjusted to account for the stock split.

Basis of Presentation

The financial statements of the Company have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America and are presented in U.S. dollars. The Company has adopted a March 31 fiscal year end.

F-4

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 1 - SUMMARY OF SIGNIFICNT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. At June 30, 2014 and March 31, 2014 the Company had $0 and $12,387, respectively, of unrestricted cash.

Property and Equipment

Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets. The useful lives of the assets are as follows:

Computer equipment	3 years

Long-Lived and Intangible Assets

The Company accounts for long-lived and intangible assets in accordance with ASC Topic 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.” ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. As of June 30, 2014, the Company fully impaired their intangible assets to $0.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, amounts due to related parties, stock deposits, and a convertible note payable. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Revenue Recognition

The Company will recognize revenue when products are fully delivered or services have been provided and collection is reasonably assured.

F-5

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718. On September 6, 2013, the Company approved the adoption of Rich Pharmaceuticals, Inc. 2013 Stock Option/Stock Issuance Plan (the "2013 Plan”). The 2013 Plan is intended to aid in recruiting and retaining key employees, directors or consultants and to motivate them by providing incentives through the granting of awards of stock options or other stock based awards. The 2013 Plan is administered by the board of directors. Directors, officers, employees and consultants and our affiliates are eligible to participate under the 2013 Plan. A total of 60,000,000 common shares have been reserved for awards under the 2013 Plan. During the three months ended June 30, 2014, the Company granted 4,250,000 stock options to officers, directors, employees and consultants.

Basic Loss Per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

Recent Accounting Pronouncements

On June 10, 2014, the Financial Accounting Standards Board ("FASB") issued update ASU 2014-10, Development Stage Entities (Topic 915). Amongst other things, the amendments in this update removed the definition of development stage entity from Topic 915, thereby removing the distinction between development stage entities and other reporting entities from US GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information on the statements of income, cash flows and shareholder’s equity, (2) label the financial statements as those of a development stage entity; (3) disclose a description of the development stage activities in which the entity is engaged and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments are effective for annual reporting periods beginning after December 31, 2014 and interim reporting periods beginning after December 15, 2015, however entities are permitted to early adopt for any annual or interim reporting period for which the financial statements have yet to be issued. The Company has elected to early adopt these amendments and accordingly have not labeled the financial statements as those of a development stage entity and have not presented inception-to-date information on the respective financial statements.

The Company does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment, recorded at cost, consisted of the following as of June 30, 2014 and March 31, 2014:

	June 30, 2014	March 31, 2014
Computer equipment	$1,419	$1,419
Less: accumulated depreciation	(276)	(158)
Property and equipment, net	$1,143	$1,261

F-6

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 3 - INTANGIBLE ASSETS

On July 18, 2013, the Company entered into an Asset Assignment Agreement (the “Assignment Agreement”) with Imagic, LLC and its principals to acquire certain assets including a US Patent entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents” and all related intellectual property associated with the patent. In consideration for the intellectual property the Company issued 82,767,038 common shares and 6,000,000 Series “A” Preferred Stock. These shares were valued at a total of $123,973. The Company has also paid additional funds to third parties to further the development of this asset and terminate the right of reversion totaling $45,000. The Company analyzed the assets at March 31, 2014 and determined that the value could not be supported and impaired the assets to $0.

NOTE 4 - ACCRUED EXPENSES

Accrued expenses consisted of the following as of June 30, 2014 and March 31, 2014:

	June 30, 2014	March 31, 2014
Wages and taxes	227,646	151,290
Accrued interest	2,249	0
Consulting	0	300,000
Total accrued expenses	$229,895	$451,290

The Company amended a consulting agreement on May 7, 2014, to grant 2,500,000 shares to a consultant for work performed through June 30, 2014. The shares were valued on the grant date at $300,000 and that amount has been accrued as of March 31, 2014 and expensed as of June 30, 2014.

NOTE 5 - RELATED PARTY DEBT AND TRANSACTIONS

On July 19, 2013, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Sale Agreement”) with our prior officers and directors. Pursuant to the Sale Agreement, the Company transferred all assets and business operations associated with its boiler business in exchange for assumption of all obligations associated with that business and cancellation of loans amounting to $28,818. The cancellation of debt was recorded as additional paid-in capital.

During the year ended March 31, 2014, the Company received loans from companies controlled by its new CEO or shareholders totaling $36,000. The loans are unsecured, non-interest bearing with no specific terms of repayment. The total due to related parties was $5,000 as of June 30, 2014.

On September 6, 2013, the Company entered into an Employment Agreement with our Chief Executive Officer, Chief Financial Officer, President and Secretary. The Employment Agreement provides for a term of two years; annual compensation of $275,000, a signing bonus of $68,750, and options to purchase up to 3,000,240 shares of common stock at an exercise price of $0.02 per share. The CEO earned $75,711 for the three months ended June 30, 2014 as a result of this agreement, of which, $75,711 has been accrued as of June 30, 2014.

NOTE 6 - STOCK DEPOSITS

The Company received deposits for future stock purchases during the year ended March 31, 2014 totaling $147,050. The Company signed subscription agreements with four investors on June 16, 2014 to grant 1,469,000 shares of common stock in exchange for the deposits. The remaining balance as of June 30, 2014 is $0.

F-7

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 7 - CONVERTIBLE NOTE PAYABLE

On March 11, 2014, the Company issued a convertible promissory note in the amount of $37,500. The note is due on December 13, 2014 and bears interest at 8% per annum. The loan becomes convertible 180 days after the date of the note. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of 58% multiplied by the market price, which is the average of the lowest three (3) trading prices for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. Interest accrued on this note for the period ended June 30, 2014 is $912.

On April 8, 2014, the Company issued a convertible note payable in the amount of $53,000. The note bears 8% interest and is due on January 14, 2015. The loan becomes convertible 180 days after the date of the note. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of 58% multiplied by the market price, which is the average of the lowest three (3) trading prices for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. Interest accrued on this note for the period ended June 30, 2014 is $964.

On May 21, 2014, the Company issued a convertible note payable in the amount of $42,500. The note bears 8% interest and is due on February 23, 2015. The loan becomes convertible 180 days after the date of the note. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of 58% multiplied by the market price, which is the average of the lowest three (3) trading prices for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. Interest accrued on this note for the period ended June 30, 2014 is $373.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

The Company leases office space on a verbal month-to-month agreement. Monthly rent is approximately $2,500.

The inventor of the intellectual property which was assigned to Rich Pharmaceuticals, Inc. in July 2013 by Imagic, LLC and Richard L. Chang’s Holdings, LLC is presently in declaratory relief litigation with Biosuccess Biotech, Co. LTD. (“Biosuccess”), a company who was previously assigned licensing rights in the intellectual property. In connection with this litigation, on January 17, 2014, the Company received notice of a complaint filed by Biosuccess against the Company, Imagic, LLC, Richard L. Chang’s Holdings, LLC, and Ben Chang (our CEO and a director) in the United States District Court, Central District of California Western Division. The Complaint includes allegations of patent and copyright infringement, misappropriation of trade secrets, breach of fiduciary duty, unfair competition and other causes of actions against the Company, Imagic, LLC, Richard L. Chang’s Holdings, LLC, and Ben Chang. The Complaint seeks relief which includes compensatory damages, attorneys’ fees and costs, an award of treble damages, and such other relief as the court may deem just and proper.

The Company believes the allegations in the complaint are without merit and the Company intends to defend itself in the litigation. However, the Company may incur substantial expenses and the diversion of financial resources and management personnel in responding to the complaint. Additionally, an adverse determination against us in the litigation may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, an adverse determination against us in the litigation may require us to pay substantial financial damages, which can be tripled if the infringement is deemed willful, or be required to discontinue or significantly delay development, marketing, selling and licensing of the Company’s affected products and intellectual property rights.

F-8

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 9 - EQUITY TRANSACTIONS

The Company has 37,503,000,000 common shares authorized with a par value of $ 0.001 per share.

The Company has 10,000,000 preferred shares authorized with a par value of $ 0.001 per share.

At inception, the Company issued 1,093,837,500 shares of common stock for total cash proceeds of $52,500.

On July 18, 2013, the Company designated, from the 10,000,000 authorized shares of preferred stock, 6,000,000 shares of Series “A” Preferred Stock. The Series “A” Preferred Stock has voting rights of 100 votes per share and votes with common shares as a single class.

On July 18, 2013, the Company granted 6,000,000 Series “A” Preferred shares and 82,767,038 common shares for the intellectual property. The common and preferred shares were valued at a total of $123,973.

On July 19, 2013, our new officer/director agreed to cancel 500,255,434 common shares and returned them to treasury. Certain other shareholders also agreed to cancel 262,521,000 common shares.

On September 5, 2013, the Company increased the authorized common shares from 90,000,000 to 37,503,000,000. Correspondingly, the Company affirmed a forward split of 416.7 for 1 in which each shareholder was issued 416.7 common shares for each share held. All share and per share date included in these financial statements has been retrospectively adjusted to account for the stock split.

On October 29, 2013, the Company granted 250,000 units at $0.30 per unit. Each unit consisted of 1 share of common stock and one common stock warrant with an exercise price of $0.50 and a one year term. The value of the warrants was derived by using the Black-Scholes valuation model. A summary of the valuation inputs can is below.

On December 11, 2013, the Company granted 250,000 units at $0.30 per unit. Each unit consisted of 1 share of common stock and one common stock warrant with an exercise price of $0.50 and a one year term. The value of the warrants was derived by using the Black-Scholes valuation model. A summary of the valuation inputs can is below.

On March 10, 2014, the Company issued 83,334 units at $0.30 per unit. Each unit consisted of 1 share of common stock and one common stock warrant with an exercise price of $0.50 and a one year term. The value of the warrants was derived by using the Black-Scholes valuation model. A summary of the valuation inputs is below.

On May 7, 2014, the Company granted 2,500,000 shares to a consultant for prior services rendered. The Company had accrued $300,000 for these services as of March 31, 2014.

On June 16, 2014, the Company issued 1,469,000 shares of common stock for stock deposits of $147,050. The Company had received the deposits during the year ended March 31, 2014.

On April 4, 2014, the Company issued 83,334 units at $0.30 per unit. Each unit consisted of 1 share of common stock and one common stock warrant with an exercise price of $0.50 and a one year term. The value of the warrants was derived by using the Black-Scholes valuation model. A summary of the valuation inputs is below.

F-9

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 9 - EQUITY TRANSACTIONS (CONTINUED)

On April 15, 2014, the Company issued 1,000,000 units at $0.25 per unit. Each unit consisted of 1 share of common stock and one common stock warrant with an exercise price of $0.35 and a three year term. The value of the warrants was derived by using the Black-Scholes valuation model. A summary of the valuation inputs is below.

The following is a summary of the inputs used to determine the value of the warrants using the Black-Scholes option pricing model.

Date	October 29, 2013	December 11, 2013	March 10, 2014	April 4, 2014	April 15, 2014
Warrants	250,000	250,000	83,334	83,334	1,000,000
Stock price on grant date	$0.30	$0.02	$0.02	$0.199	$0.252
Exercise price	$0.50	$0.50	$0.50	$0.50	$0.35
Expected life	1 year	1 year	1 year	1 year	3 year
Volatility	147%	64%	65%	113%	76%
Risk-free rate	0.12%	0.11%	0.13%	0.12%	0.84%
Calculated value	$10,473	$0	$0	$3,181	$104,416
Fair value allocation of proceeds	$7,381	$0	$0	$3,181	$104,416

The following is a summary of the warrant activity for the three months ended June 30, 2014:

	Number of warrants	Weighted average exercise price
Outstanding, March 31, 2014	583,334	$0.50
Granted	1,083,334	0.36
Exercised	-	-
Expired	-	-
Outstanding, June 30, 2014	1,666,668	$0.41

During the year ended March 31, 2014, the Company granted 47,503,280 stock options to officers, directors, employees and consultants. During the three months ended June 30, 2014, the Company granted 4,250,000 stock options to officers, directors, employees and consultants.

The Company accounts for employee stock-based compensation in accordance with the guidance of ASC Topic 718: Compensation - Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees. In accordance with ASC Topic 505-50, these stock options issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option, whichever can be more clearly determined.

F-10

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 9 - EQUITY TRANSACTIONS (CONTINUED)

The following is a summary of the inputs used to determine the value of the options using the Black-Scholes option pricing model.

Date	September 6, 2013	February 7, 2014	March 14, 2014	May 7, 2014	July 25, 2014
Options	41,003,280	1,500,000	5,000,000	3,500,000	750,000
Stock price grant date	$0.02	$0.02	$0.30	$0.12	$0.07
Exercise price	$0.0191984	$0.0191984	$0.30	$0.12	$0.06
Expected life	10.00	10.00	10.00	10.00	10.00
Volatility	76%	74%	74%	73%	88%
Risk-free rate	2.94%	2.71%	2.65%	2.56%	2.53%
Calculated value	$663,307	$23,825	$1,182,141	$315,772	$45,109

The following is a summary of the option activity for the three months ended June 30, 2014:

	Number of options	Weighted average exercise price
Outstanding, March 31, 2014	47,503,280	$0.05
Granted	4,250,000	$0.11
Exercised	-	-
Expired	-	-
Outstanding, June 30, 2014	51,753,280	$0.05

NOTE 10 - INCOME TAXES

As of June 30, 2014, the Company had net operating loss carry forwards of approximately $3,607,325 that may be available to reduce future years’ taxable income in varying amounts through 2033. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following for the three months ended June 30, 2014 2013:

	June 30, 2014	March 31, 2014
Federal income tax benefit attributable to:
Current operations	$176,956	$2,730
Less: valuation allowance	(176,956)	(2,730)
Net provision for Federal income taxes	$0	$0

F-11

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 10 - INCOME TAXES (CONTINUED)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows as of June 30, 2014 and March 31, 2014:

	June 30, 2014	March 31, 2014
Deferred tax asset attributable to:
Net operating loss carryover	$1,226,491	$1,049,535
Less: valuation allowance	(1,226,491)	(1,049,535)
Net deferred tax asset	$0	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $3,607,325 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 11 - LIQUIDITY AND GOING CONCERN

The Company has a working capital deficit, has not yet received revenues from sales of products or services, and has incurred losses since inception. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 12 - SUBSEQUENT EVENTS

On July 1, 2014, the Company issued 1,000,000 shares to its outside legal counsel for payment against past and future invoices.

On July 10, 2014, the Company received $30,000 in payment for the future issuance of 700,000 shares of the Company’s common stock and 700,000 warrants to purchase shares of the Company’s common stock at $0.15 per share for a three year term.

On July 29, 2014, the Company received $35,000 in payment for the future issuance of 700,000 shares of the Company’s common stock and 700,000 warrants to purchase shares of the Company’s common stock at $0.15 per share for a three year term.

On August 12, 2014, the Company entered into an Investment Agreement and Registration Rights Agreement with Macallan Partners (“Macallan”) pursuant to which Macallan has agreed to purchase up to $4,000,000 in shares of Company common stock. The obligations of Macallan to purchase the shares of Company common stock are subject to the conditions set forth in the Investment Agreement, including, without limitation, the condition that a registration statement on Form S-1 registering the shares of Company common stock to be sold to Macallan be filed with the Securities and Exchange Commission and become effective.

F-12

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 12 - SUBSEQUENT EVENTS (CONTINUED)

The Registration Rights Agreement provides that the Company shall use commercially reasonable efforts to file the registration statement within 21 days after August 12, 2014 and have the registration statement become effective within 90 days of August 12, 2014. The purchase price of the shares of Company common stock will be equal to 65% of the market price (as determined in the Investment Agreement) calculated at the time of purchase. The foregoing is only a brief description of the material terms of the Investment Agreement and Registration Rights, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the agreements which are filed as an exhibit to this Current Report.

On August 12, 2014, the Company entered into a Convertible Promissory Note with JMJ Financial (“JMJ”) in the original principal amount of $350,000 (the “Note”), pursuant to which JMJ funded $55,000. The Note is interest free for the first 90 days and has a one-time interest charge of 12% if not repaid in the first 90 days; is due and payable two years after the date of issuance; and may be converted by JMJ at any time after 180 days of the date of issuance into shares of Company common stock at a conversion price equal to 60% of the market price (as determined in the Note) calculated at the time of conversion. The Note also contains certain representations, warranties, covenants and events of default, and increases in the amount of the principal and interest rates under the Note in the event of such defaults. The foregoing is only a brief description of the material terms of the Note, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the Note which is filed as an exhibit to this Current Report. The issuance of the Note was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act. The Company’s reliance upon Section 4(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the Note was an accredited investor.

On August 14, 2014, the Company entered into a Securities Purchase Agreement with Toledo Advisors LLC (“Toledo”) providing for the purchase of two Convertible Promissory Notes in the in the aggregate principal amount of $116,600, with the first note being in the amount of $58,300 and the second note being in the amount of $58,300 (the “Note” or “Notes”). The Notes contain a 6% original issue discount such that the purchase price of each Note is $55,000. The first Note was funded on execution of the Note. The second Note shall initially be paid for by the issuance of an offsetting $55,000 secured note issued by Toledo to the Company. The funding of the second Note is subject to certain conditions as described in the second Note. The Notes bear interest at the rate of 8% per annum; are due and payable on August 15, 2015; and may be converted by Toledo at any time after 180 days of the date of issuance into shares of Company common stock at a conversion price equal to 58% of the market price (as determined in the Notes) calculated at the time of conversion. The Notes also contain certain representations, warranties, covenants and events of default, and increases in the amount of the principal and interest rates under the Notes in the event of such defaults. The foregoing is only a brief description of the material terms of the Securities Purchase Agreement and Notes, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the agreements which are filed as an exhibit to this Current Report. The issuance of the Notes was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

F-13

RICH PHARMACEUTICALS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2014

NOTE 12 - SUBSEQUENT EVENTS (CONTINUED)

The Company’s reliance upon Section 4(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the Notes was an accredited investor.

On August 14, 2014, the Company entered into a Securities Purchase Agreement with LG Capital Funding LLC (“LG”) providing for the purchase of two Convertible Promissory Notes in the in the aggregate principal amount of $133,560, with the first note being in the amount of $66,780 and the second note being in the amount of $66,780 (the “Note” or “Notes”). The Notes contain a 6% original issue discount such that the purchase price of each Note is $63,000. The first Note was funded on execution of the Note. The second Note shall initially be paid for by the issuance of an offsetting $63,000 secured note issued by LG to the Company. The funding of the second Note is subject to certain conditions as described in the second Note. The Notes bear interest at the rate of 8% per annum; are due and payable on August 15, 2015; and may be converted by LG at any time after 180 days of the date of issuance into shares of Company common stock at a conversion price equal to 58% of the market price (as determined in the Notes) calculated at the time of conversion. The Notes also contain certain representations, warranties, covenants and events of default, and increases in the amount of the principal and interest rates under the Notes in the event of such defaults. The foregoing is only a brief description of the material terms of the Securities Purchase Agreement and Notes, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the agreements which are filed as an exhibit to this Current Report. The issuance of the Notes was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act. The Company’s reliance upon Section 4(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the Notes was an accredited investor.

On August 14, 2014, the Company entered into a Convertible Promissory Note with Vista Capital Investments, LLC (“Vista”) in the original principal amount of $250,000 (the “Note”), pursuant to which Vista funded $55,000. The Note has a one time interest charge of 12%; is due and payable two years after the date of issuance; and may be converted by Vista at any time after 180 days of the date of issuance into shares of Company common stock at a conversion price equal to 60% of the market price (as determined in the Note) calculated at the time of conversion. The Note also contains certain representations, warranties, covenants and events of default, and increases in the amount of the principal and interest rates under the Note in the event of such defaults. The foregoing is only a brief description of the material terms of the Note, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the agreements and their exhibits which are filed as an exhibit to this Current Report. The issuance of the Note was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

The Company’s reliance upon Section 4(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the Note was an accredited investor.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to June 30, 2014 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described above.

F-14

RICH PHARMACEUTICALS, INC.

FINANCIAL STATEMENTS

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors

Rich Pharmaceuticals, Inc.

Beverly Hills, California

We have audited the accompanying balance sheets of Rich Pharmaceuticals, Inc. (formerly Nepia, Inc.), as of March 31, 2014 and 2013, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and the period from August 9, 2010 (date of inception) to March 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rich Pharmaceuticals, Inc. (formerly Nepia, Inc.), as of March 31, 2014 and 2013 and the results of its operations and cash flows for the years then ended and the period from August 9, 2010 (date of inception) to March 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Rich Pharmaceuticals, Inc. (formerly Nepia, Inc.) will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has not received revenue from sales of products or services, has a working capital deficit, and has incurred losses from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 11. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan

July 10, 2014

F-16

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

AS OF MARCH 31, 2014 AND 2013

	2014	2013
ASSETS
Current Assets
Cash and equivalents	$12,387	$1,588
Prepaid expenses	1,561	0
Total Current Assets	13,948	1,588
Property and equipment, net	1,261	0
TOTAL ASSETS	$15,209	$1,588

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$180,672	$6,700
Accrued expenses	451,290	0
Due to related parties	36,000	24,318
Stock deposits	147,050	0
Convertible note payable	37,500	0
Total Liabilities	852,512	31,018
Stockholders’ Deficit
Preferred stock, $.001 par value, 10,000,000 shares authorized, 6,000,000 and 0 shares issued and outstanding, respectively	6,000	0
Common stock, $.001 par value, 37,503,000,000 shares authorized, 414,411,438 and 1,093,837,500 shares issued and outstanding, respectively	414,411	2,625
Additional paid-in capital	2,043,690	49,875
Deficit accumulated during the development stage	(3,301,404)	(81,930)
Total Stockholders’ Deficit	(837,303)	(29,430)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$15,209	$1,588

The Accompanying Notes are an Integral Part of These Financial Statements.

F-17

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED MARCH 31, 2014 AND 2013

FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) TO MARCH 31, 2014

	Year ended March 31, 2014	Year ended March 31, 2013	Period from August 9, 2010 (Inception) to March 31, 2014
REVENUES	$0	$0	$0
OPERATING EXPENSES
Consulting expenses	335,000	0	335,000
Office expenses	39,569	0	39,569
Depreciation expense	158	0	158
Wages and taxes	291,358	0	291,358
Professional fees	115,304	31,350	197,234
Regulatory fees	37,591	0	37,591
Research and development	123,802	0	123,802
Stock-based compensation	1,869,273	0	1,869,273
Impairment of intangible assets	168,973	0	168,973
Travel, meals and entertainment	23,567	0	23,567
TOTAL OPERATING EXPENSES	3,004,595	31,350	3,086,525
LOSS FROM OPERATIONS	(3,004,595)	(31,350)	(3,086,525)
OTHER INCOME (EXPENSE)
Interest expense	(342)	0	(342)
LOSS BEFORE PROVISION FOR INCOME TAXES	(3,004,937)	(31,350)	(3,086,867)
PROVISION FOR INCOME TAXES	0	0	0
NET LOSS	$(3,004,937)	$(31,350)	$(3,086,867)
NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)	$(0.00)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	615,222,893	1,093,837,500

The Accompanying Notes are an Integral Part of These Financial Statements.

F-18

  RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) TO MARCH 31, 2014

	Preferred Stock		Common Stock		Additional Paid-in	Deficit Accumulated During the Development	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)
Inception, August 9, 2010	—	$—	-	$—	$—	$—	$—
Issuance of common stock for cash	—	—	1,093,837,500	2,625	49,875	—	52,500
Net loss for the period ended March 31, 2011	—	—	-	—	—	(18,689)	(18,689)
Balance, March 31, 2011	—	—	1,093,837,500	2,625	49,875	(18,689)	33,811
Net loss for the year ended March 31, 2012	—	—	-	—	—	(31,891)	(31,891)
Balance, March 31, 2012	—	—	1,093,837,500	2,625	49,875	(50,580)	1,920
Net loss for the year ended March 31, 2013	—	—	-	—	—	(31,350)	(31,350)
Balance, March 31, 2013	—	—	1,093,837,500	2,625	49,875	(81,930)	(29,430)
Stock issued for intangible assets	6,000,000	6,000	82,767,038	199	117,774	—	123,973
Share cancellation	—	—	(762,776,434)	(1,831)	1,831	—	—
Forgiveness of shareholder debt	—	—	-	—	28,818	—	28,818
Stock split - 416.7 to 1	—	—	-	412,835	(198,298)	(214,537)	—
Stock options granted for services	—	—	-	—	663,307	—	663,307
Stock and warrants issued for cash	—	—	583,334	583	174,417	—	175,000
Stock options granted for services	—	—	-	—	23,825	—	23,825
Stock options granted for services	—	—	-	—	1,182,141	—	1,182,141
Net loss for the year ended March 31, 2014	—	—	-	—	—	(3,004,937)	(3,004,937)
Balance, March 31, 2014	6,000,000	$6,000	414,411,438	$414,411	$2,043,690	$(3,301,404)	$(837,303)

The Accompanying Notes are an Integral Part of These Financial Statements.

F-19

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2014 AND 2013

FOR THE PERIOD FROM AUGUST 9, 2010 (INCEPTION) TO MARCH 31, 2014

	Year ended March 31, 2014	Year ended March 31, 2013	Period from August 9, 2010 (Inception) to March 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(3,004,937)	$(31,350)	$(3,086,867)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	158	0	158
Impairment of intangible assets	168,973	0	168,973
Stock-based compensation	1,869,273	0	1,869,273
Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(1,561)	0	(1,561)
Increase in accounts payable	173,972	120	180,672
Increase in accrued expenses	451,290	0	451,290
Net Cash Used by Operating Activities	(342,832)	(31,230)	(418,062)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(1,419)	0	(1,419)
Acquisition of intangible assets	(45,000)	0	(45,000)
Net Cash Used by Investing Activities	(46,419)	0	(46,419)
CASH FLOWS FROM FINANCING ACTIVITIES:
Loans received from related parties	40,500	20,318	64,818
Proceeds from stock deposits	147,050	0	147,050
Proceeds from sale of common stock	175,000	0	227,500
Issuance of convertible note payable	37,500	0	37,500
Net Cash Provided by Financing Activities	400,050	20,318	476,868
Net Increase (Decrease) in Cash and Cash Equivalents	10,799	(10,912)	12,387
Cash and cash equivalents, beginning of period	1,588	12,500	0
Cash and cash equivalents, end of period	$12,387	$1,588	$12,387
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$342	$0	$342
Income taxes paid	$0	$0	$0
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
Forgiveness of shareholder debt recorded as contributed capital	$28,818	$0	$28,818
Common and preferred stock issued for intangible assets	$123,973	$0	$123,973

The Accompanying Notes are an Integral Part of These Financial Statements.

F-20

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

On August 9, 2010 the Company was incorporated as Nepia Inc. in the State of Nevada. From August 9, 2010 to July 18, 2013, the Company was in the business of developing, manufacturing, and selling small boilers aimed at farmers primarily in Southeast Asia. Beginning on July 19, 2013, the Company acquired bio-pharmaceutical intellectual property for the treatment of acute myeloid leukemia (AML) and is entering into Phase II clinical trials. The goal is to perfect this indication for marketing purposes for distribution world-wide. On August 26, 2013, as a consequence of our new business direction, the Company changed its name to Rich Pharmaceuticals, Inc. (“Rich” or “the Company”).

On July 18, 2013, the Company designated, from our 10,000,000 authorized shares of preferred stock, par value $0.001, 6,000,000 shares of Series “A” Preferred Stock. Our Series “A” Preferred Stock has voting rights of 100 votes per share and votes with common shares as a single class.

On July 18, 2013, the Company entered into an Asset Assignment Agreement (the “Assignment Agreement”) with Imagic, LLC and its principals to acquire certain assets including a US Patent entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents” and all related intellectual property associated with the patent. In consideration for the intellectual property the Company issued 82,767,038 common shares, and 6,000,000 Series “A” Preferred shares. The common and preferred shares were valued at $123,973. The Company further agreed to use its best efforts to complete a financing resulting in proceeds of at least $2,000,000. If the Company was unable to raise $400,000 according to the terms of the Assignment Agreement, the patent reverts back to Imagic, LLC and its principals. On January 17, 2014, the right of reversion was terminated in exchange for a payment of $20,000.

On July 19, 2013, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Sale Agreement”) with our prior officers and directors. Pursuant to the Sale Agreement, the Company transferred all assets and business operations associated with our boiler business in exchange for assumption of all obligations associated with that business and cancellation of loans amounting to $28,818. The cancellation of debt was recorded as additional paid-in capital. In consequence to the Sale Agreement two former officers sold 531,292,500 common shares held by them to our new officer/director. In turn, our new officer/director agreed to cancel 500,255,434 of those shares he received and returned them to treasury for retirement. Certain other shareholders also agreed to cancel 262,521,000 common shares.

On September 5, 2013, the Company increased the authorized common shares, par value $0.001, from 90,000,000 shares to 37,503,000,000 shares. Correspondingly, the Company affirmed a forward split of 416.7 for 1 in which each shareholder was issued 416.7 common shares for each share held. All share and per share date included in these financial statements has been retrospectively adjusted to account for the stock split.

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

F-21

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basis of Presentation

The financial statements of the Company have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America and are presented in U.S. dollars. The Company has adopted a March 31 fiscal year end.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. At March 31, 2014 and 2013 the Company had $12,387 and $1,588, respectively, of unrestricted cash.

Property and Equipment

Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets. The useful lives of the assets are as follows:

Computer equipment	3 years

Long-Lived and Intangible Assets

The Company accounts for long-lived and intangible assets in accordance with ASC Topic 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.” ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value or disposable value. As of March 31, 2014, the Company fully impaired their intangible assets to $0.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, amounts due to related parties, stock deposits, and a convertible note payable. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

F-22

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718. On September 6, 2013, the Company approved the adoption of Rich Pharmaceuticals, Inc. 2013 Stock Option/Stock Issuance Plan (the "2013 Plan”). The 2013 Plan is intended to aid in recruiting and retaining key employees, directors or consultants and to motivate them by providing incentives through the granting of awards of stock options or other stock based awards. The 2013 Plan is administered by the board of directors. Directors, officers, employees and consultants and our affiliates are eligible to participate under the 2013 Plan. A total of 60,000,000 common shares have been reserved for awards under the 2013 Plan. During the year ended March 31, 2014, the Company granted 47,503,280 stock options to officers, directors, employees and consultants.

Basic loss per share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

Revenue Recognition

The Company will recognize revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment, recorded at cost, consisted of the following as of March 31, 2014 and 2013:

	2014	2013
Computer equipment	$1,419	$—
Less: accumulated depreciation	(158)	—
Property and equipment, net	$1,261	$—

NOTE 3 - INTANGIBLE ASSETS

On July 18, 2013, the Company entered into an Asset Assignment Agreement (the “Assignment Agreement”) with Imagic, LLC and its principals to acquire certain assets including a US Patent entitled “Phorbol esters as anti-neoplastic and white blood cell elevating agents” and all related intellectual property associated with the patent. In consideration for the intellectual property the Company issued 82,767,038 common shares and 6,000,000 Series “A” Preferred Stock. These shares were valued at a total of $123,973. The Company has also paid additional funds to third parties to further the development of this asset and terminate the right of reversion totaling $45,000. The Company analyzed the assets at March 31, 2014 and determined that the value could not be supported and impaired the assets to $0.

F-23

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 4 - ACCRUED EXPENSES

Accrued expenses consisted of the following as of March 31, 2014 and 2013:

	2014	2013
Wages and taxes	151,290	0
Consulting	300,000	0
Total accrued expenses	$451,290	$0

The Company amended a consulting agreement on May 7, 2014, to grant 2,500,000 shares to a consultant for work performed through March 31, 2014. The shares were valued on the grant date at $300,000 and that amount has been accrued as of March 31, 2014.

NOTE 5 - RELATED PARTY DEBT AND TRANSACTIONS

A former shareholder had loaned the company funds to help support operations. The amounts were unsecured, non-interest bearing and due on demand. The total due to the shareholder was $16,818 as of March 31, 2013.

A former officer had loaned the company funds to help support operations as well. The amount was unsecured, non-interest bearing and due on demand. The total due to the officer was $7,500 as of March 31, 2013.

During the three months ended June 30, 2013, former officers and shareholders loaned the Company $4,500.

On July 19, 2013, the Company entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Sale Agreement”) with our prior officers and directors. Pursuant to the Sale Agreement, the Company transferred all assets and business operations associated with its boiler business in exchange for assumption of all obligations associated with that business and cancellation of loans amounting to $28,818. The cancellation of debt was recorded as additional paid-in capital.

During the year ended March 31, 2014, the Company received loans from companies controlled by its new CEO or shareholders totaling $36,000. The loans are unsecured, non-interest bearing with no specific terms of repayment. The total due to related parties was $36,000 as of March 31, 2014.

On September 6, 2013, the Company entered into an Employment Agreement with our Chief Executive Officer, Chief Financial Officer, President and Secretary. The Employment Agreement provides for a term of two years; annual compensation of $275,000, a signing bonus of $68,750, and options to purchase up to 3,000,240 shares of common stock at an exercise price of $0.02 per share. The CEO earned $229,167 through March 31, 2014 as a result of this agreement, of which, $129,717 has been accrued as of March 31, 2014.

NOTE 6 - STOCK DEPOSITS

The Company received deposits for future stock purchases during the year ended March 31, 2014 totaling $147,050. The Company signed subscription agreements with four investors on June 16, 2014 to grant 1,469,000 shares of common stock in exchange for the deposits.

F-24

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 7 - CONVERTIBLE NOTE PAYABLE

On March 20, 2014, the Company issued a convertible promissory note in the amount of $37,500. The note is due on December 13, 2014 and bears interest at 8% per annum. The loan becomes convertible 180 days after the date of the note. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of 58% multiplied by the market price, which is the average of the lowest three (3) trading prices for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. As of March 31, 2014, the Company has not converted any portion of this note into shares of common stock.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

The Company leases office space on a verbal month-to-month agreement. Monthly rent is approximately $2,500.

The inventor of the intellectual property which was assigned to Rich Pharmaceuticals, Inc. in July 2013 by Imagic, LLC and Richard L. Chang’s Holdings, LLC is presently in declaratory relief litigation with Biosuccess Biotech, Co. LTD. (“Biosuccess”), a company who was previously assigned licensing rights in the intellectual property. In connection with this litigation, on January 17, 2014, the Company received notice of a complaint filed by Biosuccess against the Company, Imagic, LLC, Richard L. Chang’s Holdings, LLC, and Ben Chang (our CEO and a director) in the United States District Court, Central District of California Western Division. The Complaint includes allegations of patent and copyright infringement, misappropriation of trade secrets, breach of fiduciary duty, unfair competition and other causes of actions against the Company, Imagic, LLC, Richard L. Chang’s Holdings, LLC, and Ben Chang. The Complaint seeks relief which includes compensatory damages, attorneys’ fees and costs, an award of treble damages, and such other relief as the court may deem just and proper.

The Company believes the allegations in the complaint are without merit and the Company intends to defend itself in the litigation. However, the Company may incur substantial expenses and the diversion of financial resources and management personnel in responding to the complaint. Additionally, an adverse determination against us in the litigation may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, an adverse determination against us in the litigation may require us to pay substantial financial damages, which can be tripled if the infringement is deemed willful, or be required to discontinue or significantly delay development, marketing, selling and licensing of the Company’s affected products and intellectual property rights.

NOTE 9 - EQUITY TRANSACTIONS

The Company has 37,503,000,000 common shares authorized with a par value of $ 0.001 per share.

The Company has 10,000,000 preferred shares authorized with a par value of $ 0.001 per share.

At inception, the Company issued 1,093,837,500 shares of common stock for total cash proceeds of $52,500.

F-25

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 9 - EQUITY TRANSACTIONS

On July 18, 2013, the Company designated, from the 10,000,000 authorized shares of preferred stock, 6,000,000 shares of Series “A” Preferred Stock. The Series “A” Preferred Stock has voting rights of 100 votes per share and votes with common shares as a single class.

On July 18, 2013, the Company granted 6,000,000 Series “A” Preferred shares and 82,767,038 common shares for the intellectual property The common and preferred shares were valued at a total of $123,973.

On July 19, 2013, our new officer/director agreed to cancel 500,255,434 common shares and returned them to treasury. Certain other shareholders also agreed to cancel 262,521,000 common shares.

On September 5, 2013, the Company increased the authorized common shares from 90,000,000 to 37,503,000,000. Correspondingly, the Company affirmed a forward split of 416.7 for 1 in which each shareholder was issued 416.7 common shares for each share held. All share and per share date included in these financial statements has been retrospectively adjusted to account for the stock split.

On October 29, 2013, the Company granted 250,000 units at $0.30 per unit. Each unit consisted of 1 share of common stock and one common stock warrant with an exercise price of $0.50 and a one year term. The value of the warrants was derived by using the Black-Scholes valuation model. A summary of the valuation inputs can is below.

On December 11, 2013, the Company granted 250,000 units at $0.30 per unit. Each unit consisted of 1 share of common stock and one common stock warrant with an exercise price of $0.50 and a one year term. The value of the warrants was derived by using the Black-Scholes valuation model. A summary of the valuation inputs can is below.

On March 10, 2014, the Company issued 83,334 units at $0.30 per unit. Each unit consisted of 1 share of common stock and one common stock warrant with an exercise price of $0.50 and a one year term. The value of the warrants was derived by using the Black-Scholes valuation model. A summary of the valuation inputs can is below.

The following is a summary of the inputs used to determine the value of the warrants using the Black-Scholes option pricing model.

Date	October 29, 2013	December 11, 2013	March 10, 2014
Warrants	250,000	250,000	83,334
Stock price on grant date	$0.30	$0.02	$0.02
Exercise price	$0.50	$0.50	$0.50
Expected life	1 year	1 year	1 year
Volatility	147%	64%	65%
Risk-free rate	0.12%	0.11%	0.13%
Calculated value	$10,473	$0	$0
Fair value allocation of proceeds	$7,381	$0	$0

F-26

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 9 - EQUITY TRANSACTIONS

The following is a summary of the warrant activity for the year ended March 31, 2014:

	Number of warrants	Weighted average exercise price
Outstanding, April 1, 2013	0	$0.00
Granted	583,334	$0.50
Exercised	-	-
Expired	-	-
Outstanding, March 31, 2014	583,334	$0.50

During the year ended March 31, 2014, the Company granted 47,503,280 stock options to officers, directors, employees and consultants.

The Company accounts for employee stock-based compensation in accordance with the guidance of ASC Topic 718: Compensation - Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees. In accordance with ASC Topic 505-50, these stock options issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option, whichever can be more clearly determined.

The following is a summary of the inputs used to determine the value of the options using the Black-Scholes option pricing model.

Date	September 6, 2013	February 7, 2014	March 14, 2014
Options	41,003,280	1,500,000	5,000,000
Stock price on grant date	$0.02	$0.02	$0.30
Exercise price	$0.0191984	$0.0191984	$0.30
Expected life	10.00	10.00	10.00
Volatility	76%	74%	74%
Risk-free rate	2.94%	2.71%	2.65%
Calculated value	$663,307	$23,825	$1,182,141

The following is a summary of the option activity for the year ended March 31, 2014:

	Number of options	Weighted average exercise price
Outstanding, April 1, 2013	0	$0.00
Granted	47,503,280	$0.05
Exercised	-	-
Expired	-	-
Outstanding, March 31, 2014	47,503,280	$0.05

F-27

 RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 10 - INCOME TAXES

As of March 31, 2014, the Company had net operating loss carry forwards of approximately $3,086,867 that may be available to reduce future years’ taxable income in varying amounts through 2033. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following for the years ended March 31, 2014 and 2013:

	2014	2013
Federal income tax benefit attributable to:
Current operations	$1,021,679	$10,659
Less: valuation allowance	(1,021,679)	(10,659)
Net provision for Federal income taxes	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows as of March 31, 2014 and 2013:

	2014	2013
Deferred tax asset attributable to:
Net operating loss carryover	$1,049,535	$27,856
Less: valuation allowance	(1,049,535)	(27,856)
Net deferred tax asset	$0	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $3,086,867 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 11 - LIQUIDITY AND GOING CONCERN

The Company has a working capital deficit, has not yet received revenues from sales of products or services, and has incurred losses since inception. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

F-28

RICH PHARMACEUTICALS, INC.

(FORMERLY NEPIA, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 12 - SUBSEQUENT EVENTS

The Company amended a consulting agreement on May 7, 2014, to grant 2,500,000 shares to a consultant for work performed through March 31, 2014. The shares were valued on the grant date at $300,000 and that amount has been accrued as of March 31, 2014.

The Company signed subscription agreements with four investors on June 16, 2014 to grant 1,469,000 shares of common stock in exchange for the stock deposits totaling $147,050.

On April 18, 2014, the Company issued a convertible note payable in the amount of $53,000. The note bears 8% interest and is due on January 14, 2015. The loan becomes convertible 180 days after the date of the note. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of 58% multiplied by the market price, which is the average of the lowest three (3) trading prices for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

On May 21, 2014, the Company issued a convertible note payable in the amount of $42,500. The note bears 8% interest and is due on February 23, 2015. The loan becomes convertible 180 days after the date of the note. The loan and any accrued interest can then be converted into shares of the Company’s common stock at a rate of 58% multiplied by the market price, which is the average of the lowest three (3) trading prices for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

On July 1, 2014, the Company issued 1,000,000 shares to its outside legal counsel for payment against past and future invoices for services provided.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to March 31, 2014 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described above.

F-29

90,000,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Through and including _____________, 2014 all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

35